UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Primus Telecommunications Group, Incorporated

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Primus Telecommunications Group, Incorporated Stockholder:

It is my pleasure to invite you to attend the 2013 Annual Meeting of Stockholders of Primus Telecommunications Group, Incorporated. We will hold the 2013 Annual Meeting on Wednesday, June 12, 2013 at 10:00 a.m., Eastern Daylight Saving Time, at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102.

Again this year, we are furnishing our proxy materials via the Internet. Providing our proxy materials to stockholders electronically allows us to “be green” by conserving natural resources and reducing our printing and mailing costs related to the distribution of the proxy materials. To ensure your representation at the 2013 Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received in the mail and that is also provided on that website, or, if you have requested a paper copy of the proxy materials and the proxy card by mail, by signing, voting and returning your proxy card to Primus Telecommunications Group, Incorporated, Voting Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options that are detailed in the Notice and in this Proxy Statement. Whether or not you expect to attend the 2013 Annual Meeting, please vote your shares in order to ensure the presence of a quorum. If you attend the 2013 Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

In addition to their availability at www.proxyvote.com, this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2012 are available for viewing and printing under the “Investor Relations—Proxy Materials” section of our website, www.ptgi.com.

Thank you for your continued support and interest in PTGi. We look forward to seeing you at the 2013 Annual Meeting on June 12, 2013.

Very truly yours,

Andrew Day

President & Chief Executive Officer

This Proxy Statement is dated April 30, 2013 and the Notice is being mailed to stockholders of PTGi entitled to vote at the 2013 Annual Meeting on or about May 2, 2013.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

7901 Jones Branch Drive

Suite 900

McLean, VA 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 12, 2013

To our Stockholders:

Primus Telecommunications Group, Incorporated (“PTGi” or the “Company”) will hold its 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) on Wednesday, June 12, 2013, at 10:00 a.m., Eastern Daylight Saving Time, at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102. At the 2013 Annual Meeting, holders of PTGi’s outstanding common stock will be asked:

1.	To elect four directors from the nominees identified in the accompanying Proxy Statement, each to hold office until the 2014 Annual Meeting of Stockholders and until his successor is duly elected and qualified;

2.	To approve, by non-binding vote, the compensation of our named executive officers (also known as a “Say on Pay” vote);

3.	To recommend, by non-binding vote, whether the Say on Pay vote should be held every one, two or three years; and

4.	To consider and take action upon any other business that may properly come before the 2013 Annual Meeting or any postponements or adjournments thereof.

Only stockholders of record of PTGi’s common stock at the close of business on April 15, 2013, which is the record date for the 2013 Annual Meeting, are entitled to notice of, and to vote at, the 2013 Annual Meeting and any adjournments or postponements of the 2013 Annual Meeting. A list of stockholders of record will be available at the 2013 Annual Meeting and for the 10 days prior to the 2013 Annual Meeting, during ordinary business hours, at the office of the Secretary at PTGi’s address listed above.

All stockholders are cordially invited to attend the 2013 Annual Meeting. You must bring with you proof of stock ownership as of the April 15, 2013 record date and a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the 2013 Annual Meeting.

Your vote is important. We appreciate your taking the time to vote promptly. After reading the Proxy Statement, please vote at your earliest convenience to ensure the presence of a quorum by voting over the Internet, by telephone, or, if you have requested a paper copy of the proxy materials and the proxy card by mail, by completing, signing and returning the proxy card in the postage pre-paid envelope accompanying the proxy materials, as described in the Notice. Submitting the proxy before the 2013 Annual Meeting will not preclude you from voting in person at the 2013 Annual Meeting if you decide to attend.

The Board of Directors of PTGi recommends that stockholders vote “FOR” the election of the four nominees identified in the accompanying Proxy Statement as directors (Proposal 1), “FOR” the approval, by non-binding vote, of the compensation of our named executive officers (Proposal 2), and “FOR” the option of “EVERY ONE YEAR” as the frequency for the Say on Pay vote (Proposal 3).

By Order of the Board of Directors,

John D. Filipowicz, Esq.

General Counsel, Corporate Secretary,

Chief Compliance Officer and Chief Administrative Officer

McLean, Virginia

May 2, 2013

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE OR, IF YOU HAVE REQUESTED A PAPER COPY OF THE PROXY MATERIALS AND THE PROXY CARD BY MAIL, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED WITH YOUR PROXY MATERIALS, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO DECIDE TO ATTEND THE 2013 ANNUAL MEETING MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THEIR SHARES IN PERSON.

AS DESCRIBED IN THE NOTICE, COPIES OF THE PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012 ARE AVAILABLE AT www.proxyvote.com.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

7901 Jones Branch Drive

Suite 900

McLean, VA 22102

Annual Meeting of Stockholders

June 12, 2013

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2013 ANNUAL MEETING

Why Am I Receiving Proxy Materials?

The Board of Directors (the “Board”) of Primus Telecommunications Group, Incorporated (“PTGi” or the “Company”) is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) to be held at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102, on June 12, 2013, at 10:00 a.m., Eastern Daylight Saving Time, and any adjournments or postponements of the 2013 Annual Meeting. This Proxy Statement is dated April 30, 2013 and PTGi expects to mail the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders entitled to vote at the 2013 Annual Meeting on or about May 2, 2013. The purpose of the 2013 Annual Meeting and the matters to be acted upon are set forth in this Proxy Statement, the Notice of Annual Meeting of Stockholders and the Notice.

Why Did I Receive a One-page Notice of Internet Availability of Proxy Materials, or the Notice, this Year Instead of a Full Set of Proxy Materials?

The rules and regulations of the Securities and Exchange Commission (the “SEC”) allow us to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2012, by providing access to such documents on the Internet instead of mailing a printed copy of such proxy materials to each shareholder of record. The Notice provides instructions on how to access and review all of the proxy materials and how to submit your proxy on the Internet. As described in the Notice, any stockholder, at no cost to the stockholder, may request to receive proxy materials in printed form by mail or electronically by e-mail. If you would like to receive a printed or e-mail copy of the proxy materials, you should follow the instructions for requesting such materials in the Notice. Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2012 are available at www.proxyvote.com and under the “Investor Relations—Proxy Materials” section of our website, www.ptgi.com.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 15, 2013 are entitled to vote at the 2013 Annual Meeting. On this record date, there were 13,930,745 shares of our common stock outstanding and entitled to vote. Common stock is our only class of voting stock.

You do not need to attend the 2013 Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the 2013 Annual Meeting and not revoked prior to the 2013 Annual Meeting, will be voted at the 2013 Annual Meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of PTGi common stock entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting.

How Do I Vote?

Whether or not you plan to attend the 2013 Annual Meeting, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote your shares in the manner you indicate. You may specify whether your shares should be voted (i) for the nominees for director or withheld from the nominees for director (or any one or more nominees), (ii) for, against or abstain with respect to the non-binding vote to approve the compensation of our named executive officers, and (iii) for “every one year,” “every two years” or “every three years” as the frequency of the Say on Pay vote, or whether you abstain with respect to the Say on Pay frequency vote. Unless a stockholder gives instructions to the contrary, shares of our common stock represented by proxies will be voted in accordance with the Board’s recommendation. Voting by proxy will not affect your right to attend the 2013 Annual Meeting.

If your shares are registered directly in your name through our stock transfer agent, Broadridge Corporate Issuer Solutions, Inc., or you have stock certificates registered in your name, you may vote:

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By Internet or by telephone. Follow the instructions included in the Notice to vote by Internet or telephone. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Saving Time on June 11, 2013.

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By mail. As described in the Notice, you may request printed proxy materials, in which case you may complete, sign and return the proxy card in the postage pre-paid envelope accompanying the proxy materials so that it is received prior to the 2013 Annual Meeting.

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In person at the 2013 Annual Meeting. If you attend the 2013 Annual Meeting, you may deliver your completed proxy card in person, if you have requested printed proxy materials, or you may vote your shares in person by completing a ballot, which will be available at the 2013 Annual Meeting.

If your shares are held in “street name” (meaning the shares are held in the name of a bank, broker or other nominee who is the record holder), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Follow the instructions you receive from the bank, broker or other nominee to vote by Internet or telephone.

•	By mail. You will receive instructions from the bank, broker or other nominee explaining how to vote your shares.

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In person at the 2013 Annual Meeting. Contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the 2013 Annual Meeting. You will not be able to vote in person at the 2013 Annual Meeting unless you have a proxy card from your bank, broker or other nominee.

How Does the Board of Directors Recommend I Vote on the Proposals?

The Board recommends that you vote as follows:

•	“FOR” the election of the four nominees for director;

•	“FOR” the approval, by non-binding vote, of the compensation of our named executive officers (also known as a “Say on Pay” vote); and

•	“FOR” “EVERY ONE YEAR” as the frequency of future Say on Pay votes.

If any other matter is presented at the 2013 Annual Meeting, including a proposal to adjourn or postpone the 2013 Annual Meeting to permit the Company to solicit additional proxies in favor of any proposal, your proxy provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her discretion. At the time this Proxy Statement was printed, we knew of no matters that need to be acted on at the 2013 Annual Meeting, other than those described in this Proxy Statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the 2013 Annual Meeting.

If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

•	By re-voting at a subsequent time by Internet or by telephone as instructed above;

•	By signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

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By delivering a signed revocation letter to John D. Filipowicz, the Company’s Corporate Secretary, at the address above before the 2013 Annual Meeting, which states that you have revoked your proxy; or

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By attending the 2013 Annual Meeting and voting in person. Attending the 2013 Annual Meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the 2013 Annual Meeting that it be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.

If your shares are held in the name of a bank, broker or other nominee, you may change your voting instructions by following the instructions of your bank, broker or other nominee.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or, if you have requested printed proxy materials, more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote or Instruct my Nominee as to How to Vote?

If your shares are registered in your name, they will not be voted if you do not vote by Internet, by telephone, by completing, signing and returning your proxy card, if you have requested printed proxy materials, or in person at the 2013 Annual Meeting, as described above under “How Do I Vote?”

With respect to shares held in street name, your bank, broker or other nominee does not have the ability to vote your uninstructed shares in the election of directors, advisory vote to approve executive compensation or advisory vote on the frequency of Say on Pay votes. Therefore, if you hold your shares in street name, it is critical that you instruct your bank, broker or other nominee how to vote if you want your vote to be counted for Proposals 1, 2 and 3.

What is a “Broker Non-Vote”?

A “broker non-vote” will occur if your bank, broker or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your bank, broker or other nominee chooses not to vote on a matter for which it does have discretionary voting authority. Banks, brokers or other nominees do not have discretionary authority to vote their customers’ uninstructed shares in “non-routine” proposals, such as Proposals 1, 2 and 3.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors

The four nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors.

Broker non-votes will have no effect on the outcome of this proposal.

Proposal 2: Approval, by non-binding vote, of the compensation of our named executive officers

The favorable vote of a majority of the votes cast by shareholders will constitute the shareholders’ non-binding approval of the compensation of our named executive officers.

Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal 3: Recommendation, by non-binding vote, of the frequency of Say on Pay votes

The favorable vote of a majority of the votes cast by shareholders will constitute the shareholders’ non-binding approval of an advisory vote on executive compensation to occur once a year. The choice that receives the highest number of the affirmative votes of the shares of common stock represented in person or by proxy at the meeting, even if less than a majority, will be deemed to be the frequency preferred by the shareholders.

Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our inspector of election examine these documents.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by e-mail or other electronic means or by telephone. We will pay these directors and employees no additional compensation for these services. We will ask banks, brokers and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable, out-of-pocket expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of PTGi common stock issued and outstanding and entitled to vote at the 2013 Annual Meeting, is necessary to constitute a quorum at the 2013 Annual Meeting. Votes of stockholders of record who are present at the 2013 Annual Meeting in person or by proxy and abstentions will be counted for purposes of determining whether a quorum exists, but broker non-votes will not be counted for purposes of determining a quorum. A quorum is necessary before business may be transacted at the 2013 Annual Meeting except that, even if a quorum is not present, the chairman of the 2013 Annual Meeting or the holders of shares having a majority of the voting power present, in person or by proxy, shall have the power to adjourn the 2013 Annual Meeting from time to time until a quorum is present.

How do I Attend the 2013 Annual Meeting?

The 2013 Annual Meeting will be held on Wednesday, June 12, 2013 at 10:00 a.m., Eastern Daylight Saving Time, at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102. When you arrive at the

Ritz-Carlton Tysons Corner, signs will direct you to the appropriate meeting room. You need not attend the 2013 Annual Meeting in order to vote. You must bring with you proof of PTGi share ownership at the close of business on the record date, April 15, 2013, and a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the 2013 Annual Meeting. The purpose of this requirement is to assist us in verifying that you are a stockholder of PTGi.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The size of our Board is determined by resolution of the Board, subject to the requirements of our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Second Amended and Restated By-laws (the “By-laws”). On April 26, 2013, the Board approved the reduction of the number of directors serving on the Board from five to four members, effective May 1, 2013, in light of Peter D. Aquino’s imminent resignation (discussed below) and the number of continuing directors and director nominees standing for re-election at the 2013 Annual Meeting. Our Board currently consists of the following four directors: Mark E. Holliday, Robert M. Pons, Steven D. Scheiwe, and Neil S. Subin. The Board will continue to evaluate the size of the Board and make adjustments as needed to meet the current and future needs of the Company.

At our 2012 Annual Meeting, each of Messrs. Holliday, Pons, Scheiwe and Subin was elected to serve until our 2013 Annual Meeting, as provided by our By-laws. Peter D. Aquino was also elected to serve as a director at our 2012 Annual Meeting. Effective April 30, 2013, Mr. Aquino resigned from his position as Executive Chairman and a director of the Company.

At the 2013 Annual Meeting, at the recommendation of our Nominating and Governance Committee, our Board has nominated each of Messrs. Holliday, Pons, Scheiwe and Subin for re-election as a director, to hold office until the Annual Meeting of Stockholders in 2014 and until his successor is duly elected and qualified.

The proxy holders intend to vote each proxy received from stockholders of record for the re-election of all of these nominees, unless otherwise instructed. Pursuant to SEC rules, proxies cannot be voted for a greater number of persons than the number of nominees named.

Each director nominee has consented to be named as a nominee in this Proxy Statement, and we expect each nominee to be able to serve if elected. If any nominee is not able to serve, proxies may be voted for a substitute nominee, or, in the discretion of the Board, the position may be left vacant.

The principal occupations and certain other information about the nominees (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below.

The Board unanimously recommends a vote “FOR” the re-election of Messrs. Holliday, Pons, Scheiwe and Subin as directors.

BOARD OF DIRECTORS

Information Regarding Directors

Set forth below is certain information with respect to our directors nominated for re-election. This information has been provided by each director at the request of the Company. None of the directors is related to each other or any executive officer of the Company. Pursuant to Proposal 1 of this Proxy Statement, each of our current directors has been nominated by our Board for re-election at the 2013 Annual Meeting, to hold office until the Annual Meeting of Stockholders in 2014 and until his successor is duly elected and qualified.

Directors

Name	Age	Director Since
Mark E. Holliday (1)(2)(3)	45	2011
Robert M. Pons (1)	56	2011
Steven D. Scheiwe (2)(3)(4)	52	2010
Neil S. Subin (1)(2)(3)(4)	48	2009

(1)	Member of the Compensation Committee. Mr. Subin is the Chairman of this Committee.
(2)	Member of the Audit Committee. Mr. Holliday is the Chairman of this Committee.
(3)	Member of the Nominating and Governance Committee. Mr. Scheiwe is the Chairman of this Committee.
(4)	Member of the Executive Committee.

Mark E. Holliday, 45, has served as a director of PTGi since May 2011. Mr. Holliday is President of Goshawk Capital Corp., an investment firm which he founded in January 2009, and was a partner at Camden Asset Management, LP (“Camden”), a hedge fund focused on convertible arbitrage, from 2003 to 2009. Prior to joining Camden, Mr. Holliday was a portfolio manager at Deephaven Capital Management, LLC from 2001 to 2002 and a principal at Heartland Capital Corp. from 1995 to 2000. Mr. Holliday has served as a director and audit committee chairman of FiberTower Corporation, a provider of backhaul transmission services to wireless carriers, since November 2008 and of YRC Worldwide, Inc., a provider of transportation and global logistics services, since May 2010. Mr. Holliday formerly served as a director and audit committee chairman of Movie Gallery, Inc., which was the second largest video rental company in the United States, from May 2008 to November 2010, and served as chairman of the board of directors from February 2010 to November 2010, and as a director of Clear Choice Health Plans from January 2009 to June 2010. Mr. Holliday also previously served as audit committee chairman for Assisted Living Concepts, Inc., which operated, owned and leased assisted living residences, from 2002 until its acquisition in 2005, and was chairman of the board and a member of the audit committee for Reptron Electronics, Inc. from 2004 until new equity ownership in 2005. Mr. Holliday also was an audit committee member for Teletrac, Inc. from 1999 to 2001. Mr. Holliday earned a B.A. in economics from Northwestern University.

Robert M. Pons, 56, has served as a director of PTGi since September 2011. Mr. Pons is Chairman of LiveWire Mobile, Inc., a comprehensive one-stop digital content solution for mobile carriers, handset manufacturers and media companies, a position he has held since February 2011. From January 2008 until February 2011, Mr. Pons was Senior Vice President of TMNG Global, a leading provider of professional services to the converging communications media and entertainment industries and the capital formation firms that support it. From January 2004 until April 2007, Mr. Pons served as President and Chief Executive Officer of Uphonia, Inc. (previously SmartServ Online, Inc.), a wireless applications service provider. From August 2003 until January 2004, Mr. Pons served as Interim Chief Executive Officer of SmartServ Online, Inc. on a consulting basis. From March 1999 to August 2003, he was President of FreedomPay, Inc., a wireless device payment processing company. During the period January 1994 to March 1999, Mr. Pons was President of Lifesafety Solutions, Inc., an enterprise software company. Mr. Pons has over 25 years of management experience with telecommunications companies including MCI, Inc., Sprint, Inc. and Geotek, Inc. Mr. Pons also currently serves on the board of directors of Concurrent Computer Corporation, a global leader in multi-screen video delivery, media data management and monetization, and Point-to-Multipoint 4G wireless network technologies for wireless Internet, video surveillance and backhaul applications and serves as the Vice-Chairman of MRV Communications. Within the past five years, he has also served on the boards of directors of Proxim Wireless Corporation, Network-1 Security Solutions, Inc. and Arbinet Corporation from April 2009 until its acquisition by PTGi in February 2011. Mr. Pons received a B.A. degree from Rowan University.

Steven D. Scheiwe, 52, has served as a director of PTGi since August 2010. Since 2001, Mr. Scheiwe has served as the President of Ontrac Advisors, Inc., a provider of analysis and business management services. Prior to founding Ontrac in 2001, Mr. Scheiwe served as Chief Executive Officer and founding management member of Teletrac, Inc. (“Teletrac”), where he led a major strategic and financial restructuring. Mr. Scheiwe began his tenure at Teletrac in 1995 as General Counsel and Secretary. From 1988 to 1995, he was a co-founder, General Counsel and Secretary of Premiere Page, Inc., a radio paging business, which completed an initial public offering in 1993 and merged with Arch Wireless in late 1994. Mr. Scheiwe also served as Senior Legal Counsel and Midwest Office Managing Director, Cable Operations at Hardesty, Puckett, Queen & Co., a national business brokerage operation specializing in cable television systems. Mr. Scheiwe currently serves as a member of the board of directors and member of the audit and compensation committees of FiberTower Corporation and serves as the chairman of the board of directors and chairman of the audit committee of Hancock Fabrics Inc., a specialty retailer of fabrics, home textiles and sewing products and on the board of directors of Myrexis, Inc., Xstelos Holdings, Inc. and WMI Holdings, Inc. In addition to these current public company directorships, within the past five years, Mr. Scheiwe has served on the boards of directors of General Chemical Industrial Products, Inc., Friedman’s, Inc., American Restaurant Group, Inc., Zemex Minerals Group, Inc., Footstar, Inc., Inner City Media Corporation and Movie Gallery, Inc. He received a B.A. from the University of Colorado at Colorado Springs and a J.D. with Honors from the Washburn University School of Law.

Neil S. Subin, 48, has served as a director of PTGi since July 2009 and as our Chairman of the Board since May 1, 2013. Mr. Subin has been the Chairman of the Board of Broadbill Investment Partners, LP, a private investment fund, since 2011. Since its formation in 1991, Mr. Subin has served as managing director and president of Trendex Capital Management, a private investment fund focusing primarily on financially distressed companies. Mr. Subin has served as a director of Institutional Financial Markets, Inc. since 2011, Phospate Holdings, Inc. since November 2010, Hancock Fabrics, Inc. since August 2009, Movie Gallery, Inc. from May 2008 until 2010, and Federal-Mogul Corporation since December 2007. In addition, Mr. Subin served as a director of FiberTower Corporation from December 2001 to December 2009. Mr. Subin holds a B.A. in business administration from Brooklyn College.

Analysis of our Directors in Light of Our Business

We are an integrated facilities-based communications services provider offering a portfolio of international and domestic voice, wireless, Internet, Voice over Internet Protocol (“VoIP”), data, colocation and data center services to customers located primarily in Canada and the United States. Our primary market is Canada, where we have deployed significant network infrastructure. We classify our services into three categories: Growth Services, Traditional Services and International Carrier Services. Our focus is on expanding our Growth Services, which includes our broadband, VoIP and data services, to fulfill the demand for high quality, competitively priced communications services.

Our Board has considered the experience, qualifications, attributes and skills of its members in light of our business and structure, and concluded that each of our current directors should serve on the Board. In particular, the Board considered:

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Mr. Holliday’s experience as a director, and in particular, an audit committee chairman, for multiple public companies during the past several years, as well as a career spent largely in capital restructuring, special situations and post-bankruptcy turnarounds, as these are valuable skills and experience that PTGi will leverage during this phase of the Company’s life cycle.

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Mr. Pons’s experience in various executive positions in the telecommunications industry and his knowledge regarding intellectual property matters, as well as his service on the board of directors of Arbinet Corporation from April 2009 until its acquisition by PTGi in February 2011, as these are valuable assets to PTGi and the Board.

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Mr. Scheiwe’s experience as the chief executive and a director of multiple telecommunications companies, which provides him with relevant industry experience, his ten years of consulting experience, which provides him with valuable insight into evaluating corporate risk, opportunity and strategic direction, plus his business management experience and experience serving on public company boards of directors and various audit and compensation committees, as all of these are valuable assets to our Board.

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Mr. Subin’s financial acumen, leadership skills and prior experience, as these enable him to understand the complex business and financial issues that PTGi may face and guide PTGi  to respond effectively to such challenges.

Director Independence

Our Board has assessed whether each of the directors serving on the Audit Committee, Compensation Committee and Nominating and Governance Committee is an “independent director” as defined by the listing standards of the New York Stock Exchange (the “NYSE”). We have also adopted director independence standards included in our Corporate Governance Guidelines, which our Board uses to determine if a particular director is independent. The Corporate Governance Guidelines are available under the “Investor Relations—Corporate Governance” section of our website, www.ptgi.com. Our Board has affirmatively determined that each of Messrs. Holliday, Pons, Scheiwe and Subin is an independent director under NYSE listing standards.

Board Committees

The Board maintains standing Audit, Compensation, Nominating and Governance and Executive Committees.

Audit Committee and Audit Committee Financial Expert

During the year ended December 31, 2012, the Audit Committee held four meetings. The Audit Committee currently consists of Mark E. Holliday (Chairman), Steven D. Scheiwe and Neil S. Subin. The Audit Committee has the authority and responsibility to hire an independent registered public accounting firm to audit the Company’s books, records and financial statements, to discuss with such independent registered public accounting firm the results of such audit and review, to conduct periodic independent reviews of the systems of accounting (including systems of internal control), and to make reports periodically to the Board with respect to its findings.

The Board has determined that each current Audit Committee member meets the independence requirements applicable to audit committee members under NYSE listing standards and that each Audit Committee member meets the independence requirements of the SEC under Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Of the current committee members, our Board has determined that each of Messrs. Holliday and Scheiwe is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the Company’s internal audit function, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Company’s code of ethical conduct (the “Code of Conduct”) and other policies and procedures regarding adherence with legal requirements. The Audit Committee’s duties are set forth in the Audit Committee Charter. A copy of the Audit Committee Charter is available under the “Investor Relations—Corporate Governance—Committee Composition” section of our website, www.ptgi.com.

The Board has considered the service of each of Messrs. Holliday and Scheiwe as members of other audit committees, and determined that their simultaneous service on the audit committees of more than two other public companies does not impair their ability to effectively serve on our Audit Committee. In reaching this determination, the Board considered each of Mr. Holliday’s and Mr. Scheiwe’s substantial experience and understanding of public company financial reporting, accounting principles and audit committee functions acquired throughout the course of his professional career, as well as his availability to devote time and attention to his service on the Audit Committee.

Compensation Committee

During the year ended December 31, 2012, the Compensation Committee held four meetings. The Compensation Committee currently consists of Neil S. Subin (Chairman), Mark E. Holliday and Robert M. Pons. The Compensation Committee is responsible for fixing the compensation of our Chief Executive Officer (our “CEO”) and the other executive officers, deciding other compensation matters such as those relating to the operation of the Primus Telecommunications Group, Incorporated Management Compensation Plan, as amended (the “Management Compensation Plan”), including the award of equity instruments under the Management Compensation Plan, and administering and approving the Company’s annual cash incentive plan. The CEO recommends to the Compensation Committee the compensation for the other executive officers.

Each of Messrs. Subin, Holliday and Pons is an “independent director” under our Corporate Governance Guidelines and as that term is prescribed by the NYSE listing standards. Under these standards, as applicable, the recommendation and determination of the compensation of the CEO and the Company’s other executive officers rests with the responsibility of those directors who meet the independence requirements prescribed by such standards. A copy of the Compensation Committee Charter is available under the “Investor Relations—Corporate Governance—Committee Composition” section of our website, www.ptgi.com.

Nominating and Governance Committee

During the year ended December 31, 2012, the Nominating and Governance Committee held four meetings. The Nominating and Governance Committee currently consists of Steven D. Scheiwe (Chairman), Mark E. Holliday, and Neil S. Subin. Each member of the Nominating and Governance Committee meets the independence requirements under our Corporate Governance Guidelines and as prescribed by the NYSE listing standards.

The Nominating and Governance Committee is responsible for (i) identifying, reviewing and evaluating candidates to serve as directors of the Company, (ii) serving as a focal point for communication between such candidates, non-committee directors and the Company’s senior management, (iii) recommending such candidates to the Board, and (iv) making such other recommendations to the Board regarding the governance affairs relating to the directors of the Company (excluding director compensation, which is the responsibility of the Compensation Committee) and advising the Board with respect to Board composition, procedures and committees. The Nominating and Governance Committee’s duties are set forth in the Nominating and Governance Committee Charter. A copy of the Nominating and Governance Committee Charter is available under the “Investor Relations—Corporate Governance—Committee Composition” section of our website, www.ptgi.com.

Executive Committee

During the year ended December 31, 2012, the Executive Committee did not hold any meetings. The Executive Committee currently consists of Neil S. Subin and Steven D. Scheiwe.

The purpose of the Executive Committee is to function when the Board is not in session. The Executive Committee may exercise the powers of the Board to act on any matters which, in the opinion of the Executive Committee, should not be postponed until the next previously scheduled meeting of the Board, subject to applicable law. The Executive Committee’s duties are set forth in the Executive Committee Charter. A copy of the Executive Committee Charter is available under the “Investor Relations—Corporate Governance—Committee Composition” section of our website, www.ptgi.com.

Corporate Governance Guidelines

The Board has approved, following recommendation by the Nominating and Governance Committee, Corporate Governance Guidelines (the “Guidelines”), which address director qualifications and independence standards, responsibilities of the Board, access to management and independent advisors, compensation, review of related-party transactions, orientation and continuing education, Board committees, succession planning, and the Code of Conduct. A copy of the Guidelines is available under the “Investor Relations—Corporate Governance” section of our website, www.ptgi.com.

Director Nomination Process; Departure Policies

The Nominating and Governance Committee has the primary responsibility for identifying, evaluating, reviewing and recommending qualified candidates to serve on the Board. The Nominating and Governance Committee considers the following factors set forth in the Nominating and Governance Committee Charter in selecting candidates for Board service: experience, skills, expertise, diversity (“Diversity Considerations”), personal and professional integrity, character, business judgment, sufficient time to devote to Board matters, conflicts of interest and other relevant factors deemed appropriate in the context of the needs of the Board. In evaluating Diversity Considerations, the Nominating and Governance Committee utilizes an expansive definition of diversity that includes differences of experience, education and talents, among other things. While the Nominating and Governance Committee does not have a formal diversity policy, it seeks to achieve a range of talents, skills and expertise on the Board and evaluates each nominee with regard to the extent to which he or she contributes to this overall mix.

The Nominating and Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Nominating and Governance Committee will consider director candidates recommended by stockholders, in accordance with the procedures described below under the heading “Other Matters—Stockholder Proposals,” and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates. Directors are obligated to complete orientation training concerning the Company and required to comply with limitations on outside activities directors may engage in, absent Board approval.

If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2014 Annual Meeting, such stockholder must follow the procedures described below under the heading “Other Matters—Stockholder Proposals.”

The Nominating and Governance Committee is responsible for reviewing and making a recommendation to the Board regarding the continued service of the Company’s directors, (i) based upon service to the Company during a director’s term, attendance, participation, quality of performance and actual or potential conflicts of interest, and (ii) in the event an employee director’s employment with the Company is terminated for any reason or a non-employee director changes his/her primary job responsibility since the time such director was most recently elected to the Board. The Guidelines provide that members of the Company’s management serving on the Board who cease to serve as a member of the Company’s management shall offer his or her resignation from the Board effective on the last date of employment; while the Board need not accept such offer of resignation, in general, a member of the Company’s management shall not continue to serve as a member of the Board following such cessation of employment. The Guidelines also provide that members of the Board will resign from the Board upon the occurrence of certain specified sanctions, charges or admissions of fault or liability, subject to the Board’s refusal to accept such resignations in certain circumstances.

The Nominating and Governance Committee Charter and the Guidelines are intended to provide a flexible set of criteria for the effective functioning of the Company’s director nomination process. The Nominating and Governance Committee intends to review its Charter and the Guidelines at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Governance Committee or the Board may amend the Nominating and Governance Committee Charter and Guidelines at any time, in which case the most current version will be available on the Company’s website at www.ptgi.com.

Stockholder and other Interested Party Communications with the Board and/or non-Employee Directors

The Board welcomes communications from the Company’s stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may send written communications to the Board by writing to the Board at the following address: Board of Directors, Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, Attention: Corporate Secretary. Communications by e-mail should be addressed to corpsec@ptgi.com and marked “Attention: Corporate Secretary” in the “Subject” field. The Corporate Secretary will review and forward all communications from stockholders or other interested parties to the intended recipient, except for those communications from stockholders or other interested parties that are outside the scope of Board matters or duplicative of other communications by the applicable stockholder or interested party and previously forwarded to the intended recipient.

Annual Meeting Attendance

During the year ended December 31, 2012, our Board held five meetings. During 2012, each of our incumbent directors attended more than 75% of the aggregate number of meetings of our Board held during the period in which he was a director and the committees on which he served during the periods that he served. Directors are expected, absent schedule conflicts, to attend our Annual Meeting of Stockholders each year. All our then-serving directors attended the 2012 Annual Meeting of Stockholders.

Code of Conduct

We have adopted a Code of Conduct applicable to all directors, officers and employees, including the CEO, senior financial officers and other persons performing similar functions. The Code of Conduct is a statement of business practices and principles of behavior that support our commitment to conducting business in accordance with the highest standards of business conduct and ethics. Our Code of Conduct covers, among other things, compliance resources, conflicts of interest, compliance with laws, rules and regulations, internal reporting of violations and accountability for adherence to the Code of Conduct. A copy of the Code of Conduct is available under the “Investor Relations—Corporate Governance” section of our website, www.ptgi.com. Any amendment of the Code of Conduct or any waiver of its provisions for a director, executive officer or senior financial officer must be approved by the Board and will be publicly disclosed, pursuant to applicable SEC and NYSE rules and regulations.

Board Leadership Structure

From October 2010 through December 2012, the Company was led by Mr. Aquino in his role as our Chairman, President and Chief Executive Officer. With the appointment of Mr. Day as our President & Chief Executive Officer, effective January 1, 2013, the role of Chairman and CEO was split, with Mr. Aquino serving as the Company’s Executive Chairman until his resignation, effective April 30, 2013. In connection with

Mr. Aquino’s resignation, Mr. Subin, who had previously served as our Lead Independent Director (a position discussed further below), was appointed as the Chairman of the Board, effective May 1, 2013. During Mr. Aquino’s tenure as Chairman, President and Chief Executive Officer, we believed that having a single leader for the Company in a combined role provided the Board with the ability to perform its oversight role over management with the benefit of a management perspective as to the Company’s business strategy and all other aspects of the business.

However, as part of its ongoing review of the Board leadership structure in light of the Company’s development, the Board believes that the recent separation of the roles of Chairman and CEO will allow Mr. Day to focus his attention on managing the daily operations of the Company’s various business segments, while our Chairman can provide leadership to the Board and focus on his duties, which include:

•	presiding over all meetings and strategy sessions of the Board;

•	preparing the agenda for Board meetings with the Corporate Secretary and in consultation with the other members of the Board;

•	ensuring information flows openly between senior management, including our CEO, and the Board; and

•	presiding over all meetings of shareholders.

The Guidelines provide that the Chairman shall generally be elected annually by the Board following the Annual Meeting of Stockholders, while our By-laws grant the Board the discretion to elect a Chairman from time to time. The Chairman may be removed as Chairman at any time by a majority of the members of the Board. The Guidelines also provide that in the event the Chairman is neither a non-executive nor an “independent” director, the Board shall select another director to serve as “Lead Independent Director” from among the members of the Board that are determined at that time by the Board to be “independent.”

As discussed above, until Mr. Aquino’s departure in April 2013, the Company maintained a Lead Independent Director, which provided a form of leadership that allowed the Board to function distinct from management, capable of objective judgment regarding management’s performance, and enabled the Board to fulfill its duties effectively and efficiently. The Lead Independent Director was responsible for, among other things, presiding over the meetings of the independent directors, coordinating the activities of the independent directors and facilitating communications between the then-serving Chairman and the other Board members. During 2012, our independent directors met in executive session, without management in attendance, four times. As a result of Mr. Aquino’s departure, all of our Board members, including our Chairman, are independent, and so we have ceased to maintain a Lead Independent Director.

Board Role in Risk Oversight

The Board supervises and has control over PTGi’s governance and compliance processes and procedures. As part of this role, the Board has overall responsibility for risk supervision, with a focus on material risks facing the Company. The Board primarily discharges its risk supervision responsibilities through its Audit Committee and Compensation Committee functions, each of which reports its activities to the Board. The risk supervision responsibilities of the Board’s committees include the following:

•

Audit Committee. The Audit Committee is responsible for the supervision of risk policies and processes relating to the Company’s financial statements and financial reporting processes. This Committee reviews PTGi’s risk management procedures and policies and discusses with management PTGi’s material operating and financial risk exposures and the manner in which such exposures are managed. The Audit Committee also discusses these potential risks with PTGi’s outside independent registered public accounting firm responsible for auditing PTGi’s books, records and financial statements.

•

Compensation Committee. The Compensation Committee is responsible for evaluating potential compensation-related risks and supervising management’s assessment of risks related to employee compensation policies and programs, as discussed further below under “—Risk Considerations in Our Compensation Program.”

•	Nominating and Governance Committee. The Nominating and Governance Committee is responsible for evaluating potential risks related to corporate policies and procedures.

PTGi’s CEO and other members of the Company’s senior management team primarily design, implement, execute and monitor PTGi’s risk management policies and procedures. The Audit Committee meets with our senior management team periodically to review PTGi’s risk management practices.

Risk Considerations in Our Compensation Program

Our Compensation Committee, on an ongoing basis, reviews, assesses and discusses with management (i) whether the compensation of the Company’s employees (including named executive officers) encourages employees to engage in excessive risk, (ii) the relationship between risk and management policies and practices and compensation, and (iii) compensation policies and practices that could mitigate any such risk. Our Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company, particularly in light of the following factors:

•

Our use of a variety of elements in our compensation program, such as base salary, annual performance-based cash incentive compensation, equity awards and special bonuses, which provide a balance of long- and short-term incentives;

•	Our use of a variety of financial and strategic performance objectives within our compensation elements, which helps ensure that the Company’s overall business strategy is appropriately promoted; and

•	Our internal controls and procedures, which help us to monitor excessive or inappropriate risktaking.

Compensation of Directors

Annual Cash Compensation. For 2012, the Company paid non-employee directors the following fees on a quarterly basis in arrears: (i) $40,000 annual fee for each non-employee director; (ii) $20,000 annual retainer for the Lead Independent Director; (iii) $15,000 annual retainer for the Chair of the Audit Committee; (iv) $10,000 annual retainer for the Chair of the Compensation Committee; (v) $7,500 annual retainer for the Chair of the Nominating and Governance Committee; and (vi) $5,000 annual retainer for each non-Chair committee membership (other than with respect to the special committee described below). Such amounts would be prorated for non-employee directors who are elected or appointed during the year. In addition, the Company paid directors who were members of a special committee, originally formed in September 2011, a monthly retainer of $7,500 for continued service on such committee in 2012. Messrs. Holliday, Scheiwe and Subin served on the special committee during 2012, and in December 2012, Mr. Pons was appointed to the special committee.

The Company also reimburses non-employee directors for their expenses. Employees of the Company who also serve as directors do not receive compensation for service on the Board. Since Mr. Aquino served as the Company’s President and Chief Executive Officer in 2012 and served as Executive Chairman in 2013 until his resignation, he did not receive any compensation for his service as a director during such periods.

Stock-Based Compensation. Commencing with the 2011 Annual Meeting, unless otherwise provided by the Compensation Committee, immediately following each Annual Meeting of Stockholders during the term of the Management Compensation Plan and for which equity is available under such plan, each non-employee director will be granted an award of 5,000 restricted stock units (“RSUs”) and stock options to purchase 10,000 shares of our common stock with an exercise price per share equal to the fair market value of a share of our common stock on the date of grant. Each RSU award will vest in two equal installments on the first and second anniversary of the grant date (subject to continued service as a non-employee director through each applicable vesting date). Each stock option so granted will vest and become exercisable ratably in three installments commencing on the date of grant and each of the first two anniversaries thereafter (subject to continued service as a non-employee director through each applicable vesting date). All other terms and conditions of the grants will be established by the Compensation Committee and set forth in the non-employee director’s award agreement. In accordance with this policy, on June 12, 2012, the Compensation Committee awarded each of Messrs. Holliday, Pons, Scheiwe and Subin (i) 5,000 RSUs, vesting 50% on June 12, 2013 and 50% on June 12, 2014 (subject to continued service as a non-employee director through each applicable vesting date) and (ii) stock options to purchase 10,000 shares of our common stock with an original exercise price per share equal to $17.03, vesting ratably in three installments commencing on June 12, 2012 and each of June 12, 2013 and 2014 (subject to continued service as a non-employee director through each applicable vesting date).

If a non-employee director is first appointed to the Board by the Board, and not at an Annual Meeting of Stockholders, pursuant to the Management Compensation Plan, the Compensation Committee shall grant the newly appointed director, as of the date of appointment, a pro rata annual director award for the estimated service period until the next Annual Meeting of Stockholders.

In addition, from time to time, the Compensation Committee may approve grants of equity-based awards to our directors in the form of time-vested RSUs. Such awards may be granted to recognize particularly strong efforts in connection with certain business objectives. We believe that the granting of such awards appropriately rewards strong efforts and encourages future dedication to achievement of our business objectives. On August 1, 2012, in consideration for his continuing service in connection with our strategic review of possible transactions to maximize shareholder value, Mr. Subin received a one-time grant of 32,000 RSUs, vesting one-third on December 31, 2012, one-third on December 31, 2013 and one-third on December 31, 2014 (subject to continued service as a non-employee director through each applicable vesting date).

Non-Employee Director Compensation Table

The following table provides compensation information for the year ended December 31, 2012 for each non-employee director:

Director	Fess Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Steven D. Scheiwe (4)	142,500	85,150	150,027	36,668	414,345
Neil S. Subin (5)	170,000	589,790	154,015	229,332	1,143,137
Robert M. Pons (6)	51,075	85,150	116,044	29,164	281,433
Mark E. Holliday (7)	155,000	85,150	125,182	32,500	397,832

(1)	These amounts represent the aggregate grant date fair value of RSUs granted in 2012 computed in accordance with FASB ASC Topic 718, formerly SFAS No. 123(R) (“ASC 718”). A discussion of the assumptions used in determining grant date fair value may be found in Note 11 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	These amounts represent the aggregate grant date fair value of stock option awards granted in 2012 computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 11 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012.
The amounts for 2012 also include the incremental fair value of stock option awards which had been previously granted to our directors. The incremental fair value was created from adjustments to such options’ exercise price and number of shares as a result of our three special cash dividends (the “Dividends”) of $2.50, $1.00 and $0.50 per share declared and paid to holders of our common stock in 2012, and computed in accordance with ASC 718. A discussion of the assumptions used in determining fair value may be found in Note 11 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	The amounts shown for 2012 include dividend equivalent payments made or accrued in fiscal 2012 in connection with the Dividends. A discussion of each Dividend may be found in Note 10 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012. With respect to RSUs that were unvested as of each Dividend record date, the dividend equivalent payment was or will be made when the RSU vests and the shares are issued. All dividend equivalents, regardless of when they will be paid, are shown in the table below.

Director	Dividend Equivalents ($)
Steven D. Scheiwe	36,668
Neil S. Subin	229,332
Robert M. Pons	29,164
Mark E. Holliday	32,500

(4)	As of December 31, 2012, Mr. Scheiwe had 7,500 RSUs and 41,172 stock options outstanding, of which 27,447 options were vested and 13,725 were unvested. Mr. Scheiwe received grants of 5,000 RSUs and 10,000 stock options on June 12, 2012. These RSUs and stock options had an aggregate grant date fair value of $145,871 based on the closing price of PTGi common stock on June 12, 2012 of $17.03.
(5)	As of December 31, 2012, Mr. Subin had 35,500 RSUs and 41,172 stock options outstanding, of which 27,447 options were vested and 13,725 were unvested. Mr. Subin received grants of 5,000 RSUs and 10,000 stock options on June 12, 2012. These RSUs and stock options had an aggregate grant date fair value of $145,871 based on the closing price of PTGi common stock on June 12, 2012 of $17.03. Mr. Subin also received a grant of 32,000 RSUs on August 1, 2012, which had an aggregate grant date fair value of $504,640 based on the closing price of PTGi common stock on August 1, 2012 of $15.77.
(6)	As of December 31, 2012, Mr. Pons had 7,291 RSUs and 26,304 stock options outstanding, of which 12,960 options were vested and 13,344 were unvested. Mr. Pons received grants of 5,000 RSUs and 10,000 stock options on June 12, 2012. These RSUs and stock options had an aggregate grant date fair value of $145,871 based on the closing price of PTGi common stock on June 12, 2012 of $17.03.
(7)	As of December 31, 2012, Mr. Holliday had 8,125 RSUs and 30,880 stock options outstanding, of which 16,011 options were vested and 14,869 were unvested. Mr. Holliday received grants of 5,000 RSUs and 10,000 stock options on June 12, 2012. These RSUs and stock options had an aggregate grant date fair value of $145,871 based on the closing price of PTGi common stock on June 12, 2012 of $17.03.

Stock Ownership Guidelines

Our Board believes that directors more effectively represent the best interests of the Company if they are stockholders themselves. To ensure that linkage to stockholders occurs among the fiduciaries of the Company, the Guidelines provide that members of the Board are strongly encouraged to have equity ownership in the Company. In general, it is expected that within three (3) years after initial election or appointment to the Board, each member of the Board should own a minimum of $100,000 in common stock of the Company as of December 31st of such year (with such value to be determined as the higher of (i) the market value on December 31st of such year or (ii) the cost of the common stock at the time of purchase or vesting).

As of December 31, 2012, Mr. Aquino and Mr. Subin were the only directors that had served on the Board for three (3) years, and each of them met these stock ownership guidelines as of such date.

EXECUTIVE OFFICERS

Executive Officers

Executive officers are elected by and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of May 1, 2013.

Name	Age	Position
Andrew Day	47	President & Chief Executive Officer
James C. Keeley	47	Chief Financial Officer, Corporate Controller and Treasurer
John D. Filipowicz	54	General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer
Richard Ramlall	57	Senior Vice President, Corporate Development and Chief Communications Officer
Andrea L. Mancuso	42	Associate General Counsel & Assistant Corporate Secretary

Andrew Day, 47, has been serving as the Company’s President & Chief Executive Officer since January 2013. Prior to holding this position, since 2012, Mr. Day was the North America CEO, and since June 2009 was the Chief Operating Officer of the Company’s Canadian business unit. Mr. Day joined the Company in 1999 and has held various senior positions within the Company, including managing the marketing, sales and operations departments. Prior to joining the Company, Mr. Day has held a range of marketing, business development and finance positions with major international companies including AT&T, Gillette and Xerox. Mr. Day has an Honours Bachelor of Commerce from McMaster University, and is a Certified Management Accountant.

James C. Keeley, 47, joined the Company as Vice President of Finance in May 2009, became an executive officer (Vice President—Corporate Controller) in October 2009, Acting Chief Financial Officer (Principal Financial Officer) in September 2010, Treasurer in March 2011, Corporate Controller (Principal Accounting Officer) in May 2011, Acting Chief Financial Officer in July 2012 and Chief Financial Officer in October 2012. Mr. Keeley has over 20 years of financial reporting and accounting experience with both private and public companies. Prior to joining the Company, Mr. Keeley was a self-employed consultant providing finance and accounting services from August 2008 to May 2009. From November 2006 to August 2008, Mr. Keeley was Vice President—Consumer Investment Banking at FBR Capital Markets Corporation. Prior to November 2006, Mr. Keeley held various financial reporting and accounting positions with 3SI Security Systems, Inc. and with two publicly traded companies, The Pep Boys—Manny, Moe & Jack and David’s Bridal, Inc. Mr. Keeley is a certified public accountant. Mr. Keeley holds a Bachelor of Science from Fairmont State College.

John D. Filipowicz, 54, joined the Company as Chief Administrative Officer in May 2011. In August 2011, he became the Company’s Acting General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer and since March 2012, he has been the Company’s General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer. Mr. Filipowicz has worked with small and mid-size telecommunications companies in the areas of legal, operations, human resources, integration, sales, and marketing. From 1988 to 2009, Mr. Filipowicz held a number of executive positions at RCN Corporation (Nasdaq: RCNI) (“RCN”) and its predecessor companies, including President of RCN’s Residential Markets, General Manager of its Philadelphia and Pennsylvania markets, Senior Vice President and Chief Administrative Officer; Senior Vice President of Human Resources, and Acting General Counsel. Prior to RCN, he served as Acting General Counsel and Corporate Secretary of Commonwealth Telephone Company, Mercom, Inc. and Cable Michigan. Mr. Filipowicz holds a Juris Doctor from Thomas M. Cooley Law School and a Bachelor of Arts in government from St. Lawrence University.

Richard Ramlall, 57, joined the Company as Senior Vice President, Corporate Development and Chief Communications Officer in November 2010. Mr. Ramlall most recently served as Senior Vice President Strategic External Affairs and Programming at RCN. His tenure at RCN extended from March 2005 to August 2010, during which he led the company’s regulatory, government affairs, programming, and investor relations and public relations efforts. Before joining RCN, he served as Senior Managing Director and Executive Vice President of Spencer Trask Media and Communications Group, LLC. Mr. Ramlall served as Vice President and Managing Director for Strategy, Marketing and International Government Affairs for Bechtel Telecommunications. Mr. Ramlall was also Executive Director for International Business Affairs for Bell Atlantic International and he spent more than 18 years in Verizon and its predecessor organizations, serving in a variety of executive positions including strategy, government affairs, marketing, business development, regulatory and legal positions. He currently serves as a board member of Evolving Systems, Inc. and the Alzheimer’s Association, National Capital Area Chapter. Mr. Ramlall holds a Bachelor of Science in Business Administration and an MGA (Technology Management) from the University of Maryland.

Andrea L. Mancuso, 42, joined the Company as Associate General Counsel in November 2011 and became Assistant Corporate Secretary in March 2012. Prior to joining the Company, from August 2010 to September 2011, Ms. Mancuso was Senior Counsel and Assistant Corporate Secretary of SRA International, Inc. and provided leadership and expertise to expedite the sale of SRA to a private equity firm. From March 2002 to September 2009, Ms. Mancuso was a Corporate & Securities Associate at Arnold & Porter LLP law firm advising clients on securities law matters and corporate transactions. Ms. Mancuso is a certified public accountant and, prior to becoming an attorney, held various accounting positions. Ms. Mancuso holds a Juris Doctor from Georgetown Law Center and a Bachelor of Science from Lehigh University.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis in this section provides information regarding the fiscal 2012 compensation program for the principal executive and principal financial officers of the Company and for the Company’s three other most highly compensated individuals who served as executive officers as of the last day of the year ending December 31, 2012. We refer to these officers as our “named executive officers” in this proxy statement.

Executive Summary

Fiscal 2012 was a year of significant achievement for us. Our management team, including our named executive officers, oversaw the following significant developments of the Company:

•	Divestiture of our Australian business segment;

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Reorganization of our remaining operating segments, including the establishment of our BLACKIRON Data ULC subsidiary, which maintained our pure data center operations in Canada until its previously announced divestiture in April 2013;

•	Prepayment of $119.0 million in long-term indebtedness through a repurchase of a portion of our outstanding senior secured notes;

•	Return of $55.3 million to our shareholders in 2012 through the payment of three special cash Dividends; and

•	Continuing evaluation of the Company’s strategic alternatives to enhance shareholder value.

During 2012, our Board of Directors also oversaw several important transitions of the senior executive leadership of the Company. Effective July 1, 2012, (i) Kenneth D. Schwarz, our former Chief Financial Officer and Senior Vice President, Information Technology, left the Company, and (ii) the position of Chief Financial Officer was transitioned to James C. Keeley, our former Vice President, Corporate Controller & Treasurer. Effective January 1, 2013, (i) Peter D. Aquino, our former Chairman of the Board, President and Chief Executive Officer, was appointed to serve as the Company’s Executive Chairman of the Board, and (ii) Andrew Day, our former North America CEO, was appointed to serve as the Company’s President & Chief Executive Officer. Finally, effective April 30, 2013, Mr. Aquino resigned from his position as Executive Chairman and a director of the Company.

We believe that a skilled and motivated team of senior executives is essential to achieving positive results and implementing our business objectives. We have structured our compensation program to provide our named executive officers and other senior executives with levels of compensation that we believe are necessary to retain their services and with incentives to achieve positive results and successfully implement our business objectives, in both the short and long term.

Compensation Program Overview, Philosophy and Objectives

Overview

The Compensation Committee of our Board administers our compensation program. The members of the Compensation Committee are currently Neil S. Subin (Chairman), Mark E. Holliday and Robert M. Pons. Each of the current members is an “independent director” under NYSE listing standards, a “Non-Employee Director” within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). The Compensation Committee is responsible for reviewing and approving base salaries, cash bonuses, equity incentive awards and other elements of compensation for all named executive officers.

The Compensation Committee’s Annual Compensation Decision-Making Process

Following the end of each fiscal year, the Compensation Committee reviews the Company’s performance and the performance of each named executive officer for the prior fiscal year. Based on such review, the Compensation Committee discusses and approves any potential base salary increases related to the current fiscal year, awards annual cash incentives with respect to the prior fiscal year and authorizes equity award grants.

Typically, our CEO makes compensation recommendations to the Compensation Committee with respect to named executive officers other than himself. With respect to our CEO, the Compensation Committee makes its decisions in executive session. Our compensation program recognizes the importance of ensuring that discretion is provided to the Compensation Committee and CEO in determining all compensation levels and awards.

The Compensation Committee has the authority to retain any compensation consultants or other advisors to assist in its evaluation of the appropriate compensation program for our named executive officers. To ensure that our executive compensation structure remains competitive and is properly benchmarked to peers, management, on behalf of the Compensation Committee, generally engages an independent compensation consultant to conduct an executive compensation study every other year or at such other frequency as may be determined by the Compensation Committee. A compensation study was last completed in June 2011 by Dignall & Associates, Inc. (“Dignall”). Dignall is an independent consultant to the Compensation Committee and provides no other consulting or other business or professional services to the Company.

As part of Dignall’s study, it compared the compensation levels with respect to certain of our executive officer positions and the general structure of our proposed equity compensation plan in place at the time against data from peer companies, as chosen by Dignall. The study indicated that the total compensation was at the appropriate level with respect to the executive positions analyzed and that the structure of the proposed equity compensation plan was also generally appropriate. While the Compensation Committee took into account the results of the compensation study in structuring our compensation program, other factors such as our general business and industry developments, corporate, business unit and individual performance and other aspects of our compensation program philosophy and objectives, discussed further below, influenced the Compensation Committee’s decision as to the appropriate compensation levels and structure for our named executive officers.

Philosophy and Objectives

Our compensation program is designed to recognize the level of responsibility of a named executive officer within our company, taking into account the named executive officer’s role and expected leadership within our company, as well as to encourage decisions and actions that have a positive impact on our overall performance.

Our compensation philosophy is based upon the following objectives:

•

to reinforce the achievement of key business strategies and objectives, through the grant of “at-risk” compensation based upon the level of achievement of revenue (weighted 20%), Adjusted EBITDA (weighted 40%) and Adjusted EBITDA less Capex (weighted 40%) performance targets for our consolidated Company results and, with respect to those executive officers that are responsible for or report to a particular business unit, the results of such business unit;

•	to reward our executives for their outstanding performance and business results, based upon achievement of individual goals and objectives agreed upon by the CEO and his executive officers;

•	to value each executive’s unique skills and competencies;

•	to attract and retain qualified executives;

•	to provide a competitive compensation structure; and

•	to emphasize the enhancement of shareholder value and align our executives’ interests with those of our shareholders, particularly through the grant of long-term equity-based incentive awards.

Elements of Compensation

Executive compensation consists primarily of: (i) a base annual salary; (ii) annual performance-based cash incentives; and (iii) long-term equity-based incentive awards (both time-vested and performance-based). This mix of payments allows us to provide compensation that directly addresses our compensation goals of retention, alignment of executive and stockholder interests and linking pay with performance. We also provide our executive officers with other benefits, including limited perquisites, and a 401(k) plan. The Compensation Committee also from time to time may grant special cash bonuses, cash retention bonuses or short-term incentive equity awards to certain executive officers to recognize particularly strong achievement or for specific retention purposes. Finally, we have granted certain long-term and short-term incentive awards to Mr. Aquino pursuant to the terms of his October 2010 employment agreement with us (the “Aquino Employment Agreement”). As discussed below under “—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino,” in connection with Mr. Aquino’s resignation as Executive Chairman and a director of the Company, effective April 30, 2013, Mr. Aquino’s employment with the Company was terminated and he was granted certain severance benefits pursuant to the Aquino Employment Agreement and the Aquino Separation Agreement (as defined below).

Information on the total compensation of each named executive officer during fiscal year 2012 is set forth under “Compensation Tables—Summary Compensation Table” below.

Base Annual Salary

The base annual salaries we provide to our named executive officers are intended as compensation for each named executive officer’s ongoing contributions to the performance of the operational areas for which he is responsible. The respective employment arrangements we have maintained with our named executive officers provide for minimum annual base salaries, which may be increased or, in certain circumstances, decreased from time to time at the discretion of the Compensation Committee. Individual performance is reviewed on an annual basis during our annual evaluation process, which is designed to ensure consistent global Company results, hold our named executive officers accountable for results (i.e., financial, leadership and individual goals) and set the tone for future results (i.e., actual results against budgeted goals). The goals and objectives considered during the annual evaluation process are prepared and reviewed on an annual basis.

The base annual salary levels of each of our named executive officers are established and may be adjusted from time to time based on market conditions and comparative salary information or to recognize individual performance, promotions, retention requirements, internal pay equity and other qualitative factors. The base salaries for our named executive officers (other than our CEO) also reflect input from our CEO regarding individual performance, Company strategy and retention factors.

During 2012, the Compensation Committee approved merit salary increases to certain of our named executive officers. In July 2012, the Compensation Committee increased Mr. Keeley’s salary from $250,000 to $285,000 to reflect his transition to serving as our Chief Financial Officer. In September 2012, the Compensation Committee increased Mr. Filipowicz’s salary from $250,000 to $285,000 to reflect his additional responsibilities as General Counsel, Chief Administrative Officer, Chief Compliance Officer and Corporate Secretary.

In addition, on January 1, 2013, to reflect Mr. Aquino’s new position as Executive Chairman, the Compensation Committee approved amendments to the Aquino Employment Agreement such that (i) Mr. Aquino’s base annual salary was increased to $800,000 from $750,000 and (ii) the established target annual cash incentive bonus in the Aquino Employment Agreement, which was expressed as a percentage of his base salary, was eliminated, with any future target bonus amount to be determined by the Compensation Committee. As discussed below under “—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino,” in connection with Mr. Aquino’s resignation as Executive Chairman and a director of the Company, effective April 30, 2013, Mr. Aquino’s employment with the Company was terminated and Mr. Aquino was granted certain severance benefits pursuant to the Aquino Employment Agreement and the Aquino Separation Agreement.

Finally, in April 2013, the Compensation Committee approved an increase to Mr. Day’s salary from CAD $300,000 to CAD $350,000, effective April 21, 2013.

The actual earned salaries in fiscal year 2012 for all named executive officers (other than Mr. Schwarz) are set forth below under the caption “—Annual Cash Incentives.”

Annual Cash Incentives

Typically, the Compensation Committee establishes a cash incentive plan in the first quarter of each fiscal year, which provides the Company’s named executive officers an opportunity to receive an annual cash payment based on achievement of performance criteria at targeted levels established by the Compensation Committee. The cash incentive plan is designed to place at risk a significant portion of our named executive officers’ annual cash compensation by linking the amount of compensation that such executives can receive under the plan with Company and, in certain circumstances, particular business unit performance. We believe that providing annual cash incentive opportunities is a key component of maintaining a competitive executive compensation program. Pursuant to the Management Compensation Plan, under which such awards are made, no one recipient may receive cash-based awards payable within a single year in excess of $2 million in any fiscal year.

Annual cash incentive award payouts generally occur during the first quarter of the year following the performance year. Overall annual cash incentive bonuses for the named executive officers are payable based upon a review of our performance relative to the established objective performance criteria, as well as each named executive officer’s accomplishment of individual goals and objectives set by the Company’s CEO and tied directly to the financial and strategic goals of the Company. Each named executive officer has a target bonus amount, expressed as a percentage of that named executive officer’s earned annual salary for the fiscal year. Target bonus amounts for our named executive officers are either set forth in the respective employment arrangements we maintain with such officers or are determined by the Compensation Committee. The fiscal year 2012 earned annual salaries and target cash incentive bonus amounts for our named executive officers are set forth in the table below.

Named Executive Officer (1)	Target Bonus Amount as a % of Salary	Salary Earned for 2012 (2)	Target Bonus Amount for 2012
Peter D. Aquino	100%	$700,000	$700,000
Andrew Day (3)	60%(4)	$301,023	$180,614
James C. Keeley	30% - 50%(5)	$267,548	$108,843
Richard Ramlall	40%	$250,000	$100,000
John D. Filipowicz	50%	$261,667	$130,834

(1)	Information is not presented for Kenneth D. Schwarz, who served as our chief financial officer from July 1, 2011 to June 30, 2012 and left the Company effective July 1, 2012. While Mr. Schwarz was not paid an annual cash incentive bonus as described herein, pursuant to the Schwarz Separation Agreement (as defined below), in July 2012 Mr. Schwarz received a severance payment of $297,917, an indeterminate portion of which was deemed to represent a prorated annual bonus payment.
(2)	In 2012, Mr. Keeley and Mr. Filipowicz received salary increases and, accordingly, their earned salary levels for 2012 presented reflect prorated amounts received as a result of such increases.
(3)	For Mr. Day, amounts presented have been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2012 of 1.0034116.
(4)	Effective April 21, 2013, Mr. Day’s bonus target for 2013 was set at 100% of his salary.
(5)	For Mr. Keeley, when he served as Vice President, Corporate Controller & Treasurer from January 1, 2012 to June 30, 2012, his bonus target was 30% of his salary; and when he served as Chief Financial Officer, Corporate Controller & Treasurer from July 1, 2012 onwards, his bonus target was 50% of his salary. To calculate Mr. Keeley’s total target bonus amount for 2012, the amounts earned by Mr. Keeley during these respective periods had the applicable bonus targets applied to them.

To arrive at a payout number for actual bonuses, these targeted bonus amounts are multiplied by a modifier based on our consolidated Company financial performance (the “Corporate Performance Modifier”) or, with respect to our named executive officers that are responsible for or report to particular business units, a weighted average of (i) the Corporate Performance Modifier (weighted 25%) and (ii) a modifier based on the financial performance of that business unit (the “Business Unit Modifier”) (weighted 75%). For 2012, all of our named executive officers eligible for annual cash incentive bonuses other than Mr. Day received such bonuses based solely on the Corporate Performance Modifier, while Mr. Day received an annual cash incentive bonus based on a combination of the Corporate Performance Modifier and the Business Unit Modifier for our Canadian business unit.

We determine each of our Corporate Performance Modifier and Business Unit Modifiers based on the level of achievement of targeted revenue, Adjusted EBITDA and Adjusted EBITDA less Capex figures for our consolidated Company or our separate business units, respectively. Adjusted EBITDA and Adjusted EBITDA less Capex are not Generally Accepted Accounting Principle measures. We define Adjusted EBITDA as net income (loss) before reorganization items, net, share-based compensation expense, depreciation and amortization, asset impairment expense, gain (loss) on sale or disposal of assets, interest expense, accretion (amortization) on debt premium/discount, net, gain (loss) on early extinguishment or restructuring of debt, interest income and other income (expense), gain (loss) from contingent value rights valuation, foreign currency transaction gain (loss), income tax benefit (expense), income (expense) attributable to the non-controlling interest, income (loss) from discontinued operations, net of tax, and gain (loss) from sale of discontinued operations, net of tax. Adjusted EBITDA less Capex is defined as Adjusted EBITDA less cash used in purchase of property and equipment.

We believe that revenue is a strong indicator of our overall performance. We choose to use Adjusted EBITDA because it is an indicator of our performance exclusive of certain non-cash items and items which do not directly correlate to our business of selling and provisioning telecommunications services. We choose to use Adjusted EBITDA less Capex because it also takes into account necessary expenditures related to our business needs.

Payout factors are determined for each of the performance target criteria (revenue, Adjusted EBITDA and Adjusted EBITDA less Capex) within the consolidated Company and each of our business units, based on the level of achievement of the relevant performance targets established for such criteria. Company or business unit performance, as applicable, below a certain threshold level yields a 0% payout factor for the relevant criteria, while higher performance levels (within specified ranges) yield positive payout factors, up to a maximum of a 120% payout factor, as indicated in the following chart:

Percentage Achievement of Performance Target	Payout Factor
Less than 97%	0%
97% to 99% (1)	90%
100% to 102% (2)	100%
103% to 109%	105%
110% or more	120%

(1)	This is referred to herein as the “minimum performance level” for any particular performance target criterion.
(2)	This is referred to herein as the “target performance level” for any particular performance target criterion.

The payout factors with respect to revenue, Adjusted EBITDA and Adjusted EBITDA less Capex are weighted 20%, 40% and 40%, respectively, in the calculation of the Corporate Performance Modifier and the Business Unit Modifiers. However, the Compensation Committee has determined that, in calculating the Business Unit Modifiers, the following additional restrictions shall apply in order to hold our executives that are responsible for or report to a particular business unit more accountable for the results of such unit: (i) if the minimum performance level with respect to the Adjusted EBITDA performance target criterion within a particular business unit is not met, the Business Unit Modifier for such business unit will automatically equal 0%, and (ii) if the minimum performance level with respect to each of the three performance target criteria within a particular business unit is not met, no payout factors within such business unit will exceed 100%.

Corporate Performance Modifier for Our Named Executive Officers in 2012

The following chart shows the fiscal 2012 financial performance criteria targets set by the Compensation Committee with respect to our consolidated Company, as compared to the actual performance of our consolidated Company (dollars in thousands):

Performance Target Criteria	Revenue (20% Weight)	Adjusted EBITDA (40% Weight)	Adjusted EBITDA Less Capex (40% Weight)
Performance Target	$269,180	$41,963	$16,426
Actual Results	$260,554	$43,500	$18,824
Percentage Achievement of Performance Target (1)	97%	104%	115%
Payout Factor	90%	105%	120%

2012 Corporate Performance Modifier		108%

(1)	Percentage amounts rounded to nearest percentage for purposes of calculating the applicable payout factor.

Executives responsible for our general corporate operations had their targeted bonus amount adjusted by the Corporate Performance Modifier alone. For 2012, all named executive officers other than Mr. Day and Mr. Schwarz received an annual cash incentive bonus based solely on the Corporate Performance Modifier. The chart below shows how each such named executive officer’s annual cash incentive bonus amount for 2012 was calculated:

Named Executive Officer (1)	Target Award for 2012		Corporate Performance Modifier for 2012		Payout (2)
Peter D. Aquino	$700,000	X	108%	=	$756,000
James C. Keeley	$108,843	X	108%	=	$117,550
Richard Ramlall	$100,000	X	108%	=	$108,000
John D. Filipowicz	$130,834	X	108%	=	$141,301

(1)	Information is not presented for Mr. Schwarz because he left the Company effective July 1, 2012 and was not paid an annual cash incentive bonus as described herein. Pursuant to the Schwarz Separation Agreement, in July 2012 Mr. Schwarz received a severance payment of $297,917, an indeterminate portion of which was deemed to represent a prorated annual bonus payment.
(2)	Annual cash incentive bonuses for 2012 were paid on March 15, 2013.

Canadian Business Unit Modifier for Our Named Executive Officer (Mr. Day) in 2012

The Compensation Committee has determined that it is important to incentivize our executive officers that are responsible for or report to particular business units to achieve strategic goals for such business units. This is accomplished by basing a substantial portion of their at risk compensation on the performance of the applicable business unit. Executives responsible for our Canadian, International Carrier Services or U.S. business units for 2012 had their total targeted bonus amount adjusted by a weighted average of our Corporate Performance Modifier (weighted 25%) and the Business Unit Modifier relating to that business unit (weighted 75%). Mr. Day, who during 2012 served as our North America CEO, received an annual cash incentive bonus based on both the Corporate Performance Modifier and the Business Unit Modifier for our Canadian business unit.

The following chart shows the fiscal 2012 financial performance criteria targets set by the Compensation Committee with respect to our Canadian business unit, as compared to the actual performance of such unit (dollars in thousands):

Performance Target Criteria	Revenue (20% Weight)	Adjusted EBITDA (40% Weight)	Adjusted EBITDA Less Capex (40% Weight)
Performance Target	$228,586	$48,568	$24,568
Actual Results	$223,334	$49,630	$25,910
Percentage Achievement of Performance Target (1)	98%	102%	105%
Payout Factor	90%	100%	105%

2012 Canadian Business Unit Modifier		100%

Total Modifier for Canadian Business Unit Executive (2)		102%

(1)	Percentage amounts rounded to nearest percentage for purposes of calculating the applicable payout factor.
(2)	The total modifier applicable to Mr. Day, our named executive officer responsible for our Canadian business unit in 2012, was calculated as follows: Corporate Performance Modifier (108%) X Weight (25%) + 2012 Canadian Business Unit Modifier (100%) X Weight (75%).

The chart below shows how Mr. Day’s annual cash incentive bonus amount for 2012 was calculated:

Named Executive Officer	Target Award for 2012		Total Modifier for 2012		Payout (1)
Andrew Day (2)	$180,614	X	102%	=	$184,226

(1)	Annual cash incentive bonuses for 2012 were paid on March 15, 2013.
(2)	Amounts presented have been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2012 of 1.0034116.

Individual Performance Evaluation

Annually, each named executive officer’s performance (other than our CEO) is subjectively evaluated by our CEO based on the achievement of individual goals and objectives set by the Company’s CEO and tied directly to the financial and strategic goals of the Company, as well as an assessment of how well the named executive officer was able to adapt to changes and obtain overall financial results in the Company’s business and industry. Based on such evaluation, our CEO could recommend to the Compensation Committee that an annual cash incentive bonus not be granted to a named executive officer. For 2012, Mr. Aquino, who served as our CEO during such period, made no such recommendation.

Long-Term Equity-Based Incentives

The Company believes that equity-based incentives are an effective tool for aligning the interests of our executives with the interests of our shareholders. Long-term equity-based incentives may consist of stock options, restricted stock, RSUs, dividend equivalents, performance units, stock appreciation rights, and other long-term stock-based awards, which may provide an incentive for executives to join and remain with the Company, continue to promote its best interests and enhance its long-term performance.

The Company has generally only awarded long-term equity-based compensation in the form of RSUs, restricted stock and stock options.

RSUs are contractual rights to receive a stated number of shares of common stock, or if provided by the Compensation Committee on or after the grant date, cash equal to the fair market value of such shares of common stock or any combination of shares of common stock and cash having an aggregate fair market value equal to such stated number of shares of common stock, that is subject to forfeiture until vested. Our historical awards of long-term RSUs have generally consisted of (i) RSUs that vest based on length of service with the Company, or “time-vested RSUs,” and (ii) RSUs that vest based on the performance of the Company’s common stock, or “performance-vested RSUs.”

Time-vested RSUs granted to our named executive officers generally have vested ratably in each of the three years following the date of grant, as long as the applicable named executive officer remains continuously employed with the Company. Performance-vested RSUs granted to our named executive officers have generally vested upon our common stock price reaching certain threshold levels. We believe that time-vested RSUs encourage retention by providing a long-term incentive for executives to remain with the Company and provide executives with an incentive to maximize shareholder value by directly aligning the economic interests of the executives with those of the shareholders. Performance-vested RSUs are more directly dependent on the Company’s achievement of set performance targets, and thus further align executives with the interests of our shareholders and are consistent with our “Pay for Performance” compensation philosophy. Generally, upon termination of a grantee’s service with the Company, any unvested RSUs are forfeited, except as otherwise determined by the Compensation Committee, as may otherwise be provided in employment arrangements we maintain with such grantee or in the case of termination of such grantee without Cause or such grantee’s termination for Good Reason within two years of a Change of Control (as such terms are defined in the Management Compensation Plan), which would cause unvested RSUs to immediately vest. In addition, the agreements governing our grants of RSUs generally provide that, in the event the grantee is terminated for Cause (as defined in the Management Compensation Plan) during the term of the award, the Company also has the ability to “clawback” or recover any stock granted in settlement of vested RSUs or any profits received from the sale of such stock.

Restricted stock awards are grants of the Company’s common stock that are subject to restrictions on sale and forfeiture until vested. We have generally only granted restricted stock awards to Mr. Aquino pursuant to the terms of the Aquino Employment Agreement in 2010, which vested ratably in each of the three years following the date of grant, as discussed under the caption “—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino.” Pursuant to the Management Compensation Plan, no one recipient may receive an award of restricted stock or RSUs covering more than 400,000 shares of common stock in any fiscal year.

Stock options give an executive the right to buy a share of the Company’s common stock in the future at a predetermined exercise price. The exercise price is the closing price of the common stock on the grant date. Stock option awards vest ratably in each of the three years following the date of grant. All options expire ten years after the grant date. Pursuant to the Management Compensation Plan, in any fiscal year, no one recipient can be granted 600,000 shares subject to options or stock appreciation rights. Stock options align executives’ interests with the interests of our shareholders and, by vesting over time, encourage executive retention. Generally, upon termination of a grantee’s service with the Company, any unvested options are forfeited, except as otherwise determined by the Compensation Committee, as may otherwise be provided in employment arrangements we maintain with such grantee or in the case of termination of such grantee without Cause or such grantee’s termination for Good Reason within two years of a Change of Control (as such terms are defined in the Management Compensation Plan), which would cause unvested options to immediately vest. In addition, the agreements governing our grants of options generally provide that, in the event the grantee is terminated for Cause (as defined in the Management Compensation Plan), any vested and unexercised options would also be forfeited.

In granting long-term equity-based awards, the Compensation Committee uses its judgment and discretion and does not issue a targeted number of RSUs, restricted stock awards or stock options, but rather reviews each named executive officer’s individual performance and the performance of the Company in the prior fiscal year to determine the appropriate value of the award at the time it is granted. Grants of RSUs, restricted stock awards and stock options to our named executive officers are also based upon each named executive officer’s relative position, responsibilities, historical and expected contributions to the Company, and vested RSU, restricted stock and stock option balance from previous grants and awards, with primary weight given to the named executive officer’s relative position and responsibilities. Initial grants of RSUs, restricted stock or stock options to recruit an executive officer to join the Company may be based on negotiations with the officer, with reference to historical awards of RSUs, restricted stock and stock options to existing officers.

During 2012, the Company did not make any long-term equity-based grants to its named executive officers, other than the accrual of dividend equivalents with respect to any unvested RSUs and restricted stock of our named executive officers at the applicable record date of each of three special cash Dividends of $1.00, $2.50 and $0.50 per share that the Company paid to holders of its common stock on July 16, December 11 and December 28, 2012, respectively. The amount of each dividend equivalent accrued per unvested RSU or share of restricted stock is equal to the amount of each Dividend paid per share of Company common stock. The dividend equivalents are paid to the applicable holders upon vesting of the RSUs or restricted stock. In connection with the payment of each of the three special cash Dividends in 2012, the Compensation Committee also determined to reduce the exercise price and increase the number of shares of common stock issuable upon exercise of any stock options held by our named executive officers. The Compensation Committee, pursuant to its authority under the Management Compensation Plan, accrued the dividend equivalents with respect to unvested RSUs and shares of restricted stock and adjusted the terms of outstanding stock options in order to prevent dilution of the rights of holders of such awards as a result of the Dividends.

In June 2012, the Compensation Committee approved the acceleration of the vesting of certain of the named executive officers’ RSUs. The Compensation Committee accelerated the vesting of Mr. Day’s 5,000 RSUs, Mr. Keeley’s 6,386 RSUs, Mr. Filipowicz’s 5,070 RSUs and Mr. Ramlall’s 15,263 RSUs to June 27, 2012, in recognition of their accomplishments during 2011 and the first half of 2012, and taking into account their other individual accomplishments and their relative rank and responsibility. The Compensation Committee also accelerated the vesting of Mr. Schwarz’s 12,602 RSUs to July 1, 2012, in connection with his separation from employment with the Company.

In April 2013, as discussed below under “—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino,” in connection with Mr. Aquino’s resignation as Executive Chairman and a director of the Company, effective April 30, 2013, the vesting of Mr. Aquino’s unvested RSUs granted under the Aquino Employment Agreement was accelerated to such date.

Short-Term Equity-Based Incentives

From time to time, our Compensation Committee has also approved grants of short-term equity-based incentive awards to our named executive officers in the form of awards of RSUs that are conditioned upon the achievement of certain operational objectives established by the Compensation Committee in the one-year period following the initial grant of such awards. Upon achievement of the established performance objectives, the earned RSUs generally vest ratably in each of the three years following the date of determination of such achievement, as long as the applicable named executive officer remains continuously employed with the Company. The short-term performance component of such awards is designed to place at risk a portion of an executive’s compensation by linking the amount of compensation that an executive can receive with individual and Company performance. Such awards might also be granted to reward significant achievements of certain named executive officers. By providing such awards on a long-term time-vested basis and in the form of equity, we also are incentivizing our named executive officers to remain with the Company and maximize shareholder value.

While the Compensation Committee approved grants of such awards in 2011, none were granted in 2012.

Incentive Awards Granted Under the Employment Agreement with Mr. Aquino

On October 12, 2010, we entered into the Aquino Employment Agreement with Mr. Aquino, who served as our Chairman, President and Chief Executive Officer from October 2010 through December 2012 and as our

Executive Chairman from January 2013 through April 30, 2013, the effective date of his resignation. In addition to provisions regarding base salary and other matters, the Aquino Employment Agreement provided for four different cash, restricted stock or RSU awards to be granted to Mr. Aquino. The terms of the Aquino Employment Agreement were the product of negotiations between the Company and Mr. Aquino. The incentive awards granted under the Aquino Employment Agreement were designed to attract and retain Mr. Aquino as an executive officer, and to align his interests with those of our shareholders.

First, Mr. Aquino received a grant of 164,500 shares of restricted stock of the Company (the “Initial Award”) pursuant to the Management Compensation Plan. The restricted stock subject to the Initial Award vested in three installments of 54,833 shares, 54,833 shares and 54,834 shares on January 1, 2011, January 1, 2012 and January 1, 2013, respectively.

Second, Mr. Aquino received an initial long-term incentive award (the “Initial Long-Term Incentive Award”) to reflect a significant and substantial increase above the trailing 60 day average share price of the Company’s common stock prior to October 12, 2010. The Initial Long-Term Incentive Award was composed of three separate award tranches, payable on June 30, 2011 in cash or RSUs at the Company’s option. If the closing price of the Company’s common stock reached $12.00 any time prior to July 1, 2011, Mr. Aquino was to receive $657,996 or 54,833 RSUs. If the closing price of the Company’s common stock reached $14.00 any time prior to July 1, 2011, Mr. Aquino was to receive $767,662 or 54,833 RSUs. If the closing price of the Company’s common stock reached $16.00 any time prior to July 1, 2011, Mr. Aquino was to receive $877,344 or 54,834 RSUs. Due to the closing price of the Company’s common stock prior to July 1, 2011, Mr. Aquino earned the first and second tranche of the Initial Long-Term Incentive Award. The Company determined to pay such award in immediately-vesting RSUs, while the third tranche of the Initial Long-Term Incentive Award was forfeited.

Third, Mr. Aquino received a second long-term incentive award (the “Second Long-Term Incentive Award” and, together with the Initial Long-Term Incentive Award, the “Long-Term Incentive Award”) covering the period commencing on July 1, 2011 through March 31, 2014. The Second Long-Term Incentive Award was composed of three separate award tranches, payable within 30 days after the target closing price with respect to an applicable tranche was attained, and was payable in cash or RSUs at the Company’s option. The target closing stock prices applicable to each of these tranches corresponded to the respective tranches of the Initial Long-Term Incentive Award, with each tranche under this Second Long-Term Incentive Award only to be awarded to the extent that the corresponding tranche was not previously awarded under the Initial Long-Term Incentive Award. Because Mr. Aquino earned the first and second tranches under the Initial Long-Term Incentive Award, only the third tranche of the Second Long Term Incentive Award was granted to Mr. Aquino in 2011, which provided that if the closing price of the Company’s common stock reached $16.00 any time between July 1, 2011 and March 31, 2014, Mr. Aquino would receive $877,344 or 54,834 RSUs. Because the Company’s closing stock price reached $16.00 in March 2012, Mr. Aquino earned the third tranche of the Second Long-Term Incentive Award. The Company paid such award in RSUs, which vested on March 31, 2012.

Fourth, the Aquino Employment Agreement provided for the grant of three different short-term incentive awards, which were to be awarded on each of January 1, 2011, 2012 and 2013 (together, the “Short-Term Incentive Awards” and each, a “Short-Term Incentive Award”) of up to an aggregate of an initial amount of $5,040,000 payable in cash or RSUs, at the option of the Company. The vesting or payment of each respective Short-Term Incentive Award amount is to be based on time and performance. At the time each Short-Term Incentive Award is first payable or to vest, one-half of the possible total amount of such respective award will be payable or qualified to vest to Mr. Aquino based on his continued employment with the Company at each vesting or payment date. The amount of the other one-half of such Short-Term Incentive Award that will become payable or qualified to vest will be determined at the time such award is first payable or to vest and be based on achievement of certain operational objectives established by the Compensation Committee in the one-year period following the initial grant of the respective Short-Term Incentive Award. Based on Mr. Aquino’s full satisfaction of applicable performance objectives established by the Compensation Committee in 2011, the Company elected to satisfy the first Short-Term Incentive Award in 124,760 time-vested RSUs, which would vest ratably over a three-year period on March 31, 2012, March 31, 2013 and March 31, 2014. Based on Mr. Aquino’s full satisfaction of applicable performance objectives established by the Compensation Committee in 2012, the Company elected to satisfy the second Short-Term Incentive Award with a cash payment of $2,145,000, which would be payable in equal parts on March 31, 2013 and March 31, 2014. Pursuant to the Aquino Employment Agreement, the third Short-Term Incentive Award would be in an amount up to $1,800,000 in cash or RSUs and would be payable or vest on March 31, 2014. In 2013, the Company determined that the third Short-Term Incentive Award would be satisfied in cash, rather than RSUs. The amount of RSUs to be awarded was determined based on the cash award amount divided by the trailing 10 day average closing price of the Company’s common stock.

The aggregate cash payment in settlement of Mr. Aquino’s second Short-Term Incentive Award reflects the Compensation Committee’s reevaluation of such award on March 11, 2013, pursuant to which the Compensation Committee elected to retroactively increase the amount of such award from its original amount of $1,680,000 to $2,145,000. The Compensation Committee increased the amount of such award due to a determination that such increased amount equitably compensated Mr. Aquino for the difference in value between a grant of RSUs and cash with respect to the second Short-Term Incentive Award, which difference mostly resulted from the accrual of dividend equivalents on unvested RSUs in 2012. Due to the full satisfaction of performance targets with respect to the second Short-Term Incentive Award in 2012, the full amount of such earned award (as retroactively adjusted) is included in our “Summary Compensation Table” below.

The Aquino Employment Agreement also provided for an increase in the number of shares of the Company’s common stock subject to the Initial Award and the Long-Term Incentive Award if the Company issued, within 10 months of October 12, 2010, more than 1,288,000 shares of the Company’s common stock other than in connection with (i) the exercise, conversion or exchange of previously issued equity securities, (ii) the exercise, conversion or exchange of previously issued or subsequently issued debt securities or securities issued pursuant to clauses (iii) or (iv) below, (iii) securities issued pursuant to grants to employees and consultants of the Company, or (iv) securities issued pursuant to any public offering (the “New Shares”). The amount of the increase would be equal to five percent of the New Shares and be deemed made as of October 12, 2010. Such increase would first be divided equally between the Initial Award and the Long-Term Incentive Award, and would then be further divided pro rata among the various vesting tranches pertaining to the Initial Award and the Long-Term Incentive Award. Because the Company issued more than 1,288,000 of New Shares in February 2011 in connection with its acquisition of Arbinet Corporation, the number of shares subject to Mr. Aquino’s Initial Award and Long-Term Incentive Award were increased accordingly at such time. See Note 7 to our “Summary Compensation Table” below.

2013 Separation Agreement with Mr. Aquino

On April 26, 2013, the Company announced that Mr. Aquino resigned from all positions with the Company, effective April 30, 2013. In connection with Mr. Aquino’s resignation, the Company entered into a Separation and Release Agreement (the “Aquino Separation Agreement”) with Mr. Aquino. Pursuant to the Aquino Separation Agreement, Mr. Aquino’s employment with the Company is deemed terminated without Cause (as defined in the Aquino Employment Agreement) for purposes of the Aquino Employment Agreement, and Mr. Aquino became entitled to the following severance benefits: (i) severance pay equal to $2,800,000, such payment to be made in a lump sum on May 15, 2013; (ii) a bonus in the amount of $750,000, payable in a lump sum on May 15, 2013; (iii) all outstanding stock options and other grants (including all amounts or RSUs payable or granted under Mr. Aquino’s Short-Term Incentive Awards), as applicable, becoming 100% vested and exercisable, payable or deliverable (as applicable) in accordance with their terms, which resulted in (A) the accelerated vesting of 41,586 unvested RSUs held by Mr. Aquino and a payment of $166,344 for dividend equivalents accrued with respect to such unvested RSUs and (B) a payment of $2,872,500 with respect to Mr. Aquino’s unpaid Short-Term Incentive Awards, payable in a lump sum on May 15, 2013, and (iv) if Mr. Aquino elects to continue his health insurance under the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the COBRA premiums until April 30, 2014.

The Aquino Separation Agreement also contains customary release and non-disparagement provisions. The Aquino Separation Agreement terminates and supersedes the Aquino Employment Agreement, except for the provisions of the Aquino Employment Agreement addressing confidentiality, competitive activities and inventions. See “Employment Arrangements and Potential Payments upon Termination or Change of Control— Employment and Separation Arrangements with Peter D. Aquino” for further information regarding severance payments made in connection with Mr. Aquino’s separation from the Company.

Special Cash Bonuses

From time to time, the Compensation Committee may approve special cash bonuses to be awarded to our named executive officers. Such bonuses are granted to recognize particularly strong achievement of certain performance goals or efforts in connection with certain business objectives. We believe that the granting of such bonuses appropriately rewards strong executive performance and encourages future performance. Pursuant to the Management Compensation Plan, no one recipient may receive cash-based awards payable within a single year in excess of $2 million in any fiscal year.

In 2012, the Compensation Committee approved special cash bonuses to the following named executive officers in the amounts indicated, in recognition of their leadership and contributions in connection with the Company’s divestiture of its Australian segment:

Named Executive Officer	2012 Cash Bonus
Peter D. Aquino	$750,000
Andrew Day (1)	$100,341
Richard Ramlall	$183,333
James C. Keeley	$62,500
John Filipowicz	$158,333

(1)	Amounts presented for Mr. Day have been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2012 of 1.0034116.

Cash Retention Bonuses

From time to time, the Compensation Committee may approve retention cash bonuses to be granted to our named executive officers. Pursuant to these retention cash bonus arrangements, we agree to pay our named executive officers a certain cash amount, contingent on their continued employment with the Company through a certain date or dates and satisfying certain Company and individual objectives. We believe that retention cash bonuses incentivize the grantee executives to remain with the Company and, where granted in connection with the negotiation of our named executive officers’ employment arrangements, attract qualified executives to join the Company or assume additional responsibility.

Pursuant to the August 2011 offer letter we entered into with Mr. Filipowicz, we agreed to pay Mr. Filipowicz $50,000, payable 50% within one year of the date of the offer letter and 50% within three months of the first payment date. In 2012, the Compensation Committee determined the performance conditions with respect to Mr. Filipowicz’s retention bonus arrangement to be satisfied and, accordingly, the full amount of the bonus was paid in full. Also in 2011, we granted Mr. Keeley a retention bonus of $50,000, payable 50% within one year of the grant date and 50% within three months of the first payment date. The Compensation Committee determined the performance condition with respect to the first half of Mr. Keeley’s retention bonus arrangement to be satisfied in 2011 and the second half of Mr. Keeley’s retention bonus arrangement to be satisfied in 2012. In 2011, Mr. Day was also granted a retention bonus of CAD $100,000, payable 50% in December 2012 and 50% in April 2013.

Other Benefits

The Company’s named executive officers receive limited benefits that would be considered executive benefits. Most benefits are consistent with those offered generally to employees, which consist of life insurance, travel accident insurance, health insurance, dental insurance, short-term and long-term disability and opportunities to participate in the Company’s 401(k) plan. The Company matches up to 50% of the employee’s 401(k) plan contributions, up to the first 6% of such employee’s salary, with a maximum of $6,000 annually for 2010, 2011 and 2012.

Pursuant to the Aquino Employment Agreement, the Company agreed to pay the premiums on a disability insurance policy for Mr. Aquino and reimburse Mr. Aquino for up to $10,000 in out of pocket medical expenses and financial planning services per year, while Mr. Aquino was employed with the Company.

Potential Payments to Named Executive Officers Upon Termination or Change of Control

Our employment arrangements with Mr. Day, Mr. Keeley, Mr. Ramlall and Mr. Filipowicz provide for certain payments to be made to them in the event that their employment with the Company is, or is deemed to be, terminated without “cause” (as such term may be defined in the agreement or offer letter). The Aquino Employment Agreement also provided for certain severance benefits (including the accelerated vesting of all award grants) to be given to Mr. Aquino if the Aquino Employment Agreement was not renewed upon its expiration date (March 31, 2014), if Mr. Aquino was terminated without Cause, if Mr. Aquino was determined to have terminated his employment for Good Reason or upon a Change of Control of the Company (as such terms are defined in the Aquino Employment Agreement). Moreover, the agreements governing our awards of RSUs and stock options to our named executive officers generally provide that, upon termination of the grantee’s service with the Company without Cause or for Good Reason within two years of a Change of Control (as such terms are defined in the Management Compensation Plan), any unvested RSUs or stock options immediately vest.

Severance benefits are an important tool in attracting and retaining key employees, and provide a degree of financial security to such employees where their employment is terminated through no fault of their own. The primary purpose of the change of control provisions in the Aquino Employment Agreement was to enable Mr. Aquino to evaluate possible corporate transactions without regard to the effect such transactions could have on his employment with the Company and financial future. We believe that the so-called “double trigger” accelerated vesting of equity-based RSUs and stock option awards for our other named executive officers in the event of their termination following a change of control also ensures that the executives, when evaluating strategic actions in the best interest of our shareholders, are not at the same time penalized with a loss of their incentive compensation in the event of their termination.

As discussed under “—Elements of Compensation—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino” and “Employment Arrangements and Potential Payments upon Termination or Change of Control—Employment and Separation Arrangements with Peter D. Aquino,” in connection with Mr. Aquino’s resignation as Executive Chairman and a director of the Company, effective April 30, 2013, Mr. Aquino’s employment with the Company was deemed terminated without Cause (as defined in the Aquino Employment Agreement) for purposes of the Aquino Employment Agreement and Mr. Aquino was granted certain severance benefits pursuant to the Aquino Employment Agreement and the Aquino Separation Agreement.

For further information regarding the potential severance and change of control benefits provided to Mr. Day, Mr. Keeley, Mr. Ramlall and Mr. Filipowicz pursuant to our employment arrangements with such named executive officers, see “Employment Arrangements and Potential Payments Upon Termination or Change of Control.”

Tax Considerations

If a named executive officer is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Tax Code, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and an additional income tax of 20% of the amount so recognized. The employment arrangements of our named executive officers described herein and the Management Compensation Plan may contain provisions intended to limit or eliminate adverse tax consequences through timing of payments.

Section 162(m) of the Tax Code generally denies a deduction to any publicly held corporation for compensation paid to its named executive officers to the extent that any such individual’s compensation exceeds $1 million, subject to certain exceptions, including one for “performance-based compensation.” Generally, the Compensation Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, certain awards under the Management Compensation Plan may result in an amount of compensation not being deductible under Section 162(m) of the Tax Code. At the Company’s present stage post-bankruptcy, management and the Compensation Committee believe that the loss of a deduction is not significant to the Company. The Compensation Committee believes that none of the Company’s named executive officers received compensation in 2012 that was nondeductible under Section 162(m) of the Tax Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of PTGi, composed entirely of independent directors in accordance with applicable laws, regulations, NYSE listing requirements and our governance guidelines, sets and administers policies that govern the Company’s executive compensation programs and various incentive and stock programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of PTGi. Based on this review and discussion, the Compensation Committee recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee,

Neil S. Subin (Chairman)

Robert M. Pons

Mark E. Holliday

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012, Messrs. Subin (Chairman), Holliday and Pons served as members of our Compensation Committee. None of these individuals: (i) served as an officer or employee of the Company during 2012, (ii) was formerly an officer of the Company or (iii) has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

During 2012: (A) none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; (B) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee and (C) none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2012, 2011 and 2010, the total compensation paid or accrued to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Stock Awards ($) (2)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)		All Other Compensation ($) (5)	Total ($)
Aquino, Peter D. (6)	2012	700,000	750,000		—		34,902	2,901,000	(9)	674,615	5,060,517
Former Executive Chairman	2011	650,000	—		4,896,163	(7)	—	702,000		14,006	6,262,169
	2010	175,417	—		1,987,704	(8)	28,428	133,918		14,621	2,340,087

Schwarz, Kenneth D. (10)	2012	162,500	—		—		—	—		307,724	470,224
Former Chief Financial Officer and Senior Vice President, Information Technology	2011	162,500	—		497,682	(11)	—	175,500		2,438	838,120

Ramlall, Richard (12)	2012	250,000	183,333		—		—	108,000		47,052	588,385
Senior Vice President Corporate Development and Chief Communications Officer	2011	235,417	—		467,069	(13)	—	101,727		6,000	810,213

Keeley Jr., James C.	2012	267,548	87,500	(14)	—		—	117,550		38,212	510,810
Chief Financial Officer, Corporate Controller and Treasurer	2011	282,667	25,000	(14)	260,287	(15)	—	129,866		4,900	702,720
	2010	238,000	—		49,000	(16)		97,447		4,900	389,347

Day, Andrew (17)	2012	301,023	150,512	(18)	—		39,422	184,226		85,908	761,091
President and Chief Executive Officer

Filipowicz, John D. (19)	2012	261,667	208,333	(20)	—		—	141,301		26,284	637,585
General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer

(1)	The amounts in this column represent special cash bonuses granted to our named executive officers, except as otherwise indicated with respect to retention cash bonuses paid to certain of our named executive officers.
(2)	These amounts represent the aggregate grant date fair value of RSUs granted in 2012, 2011 or 2010, as applicable, computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 11 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)	The amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2012, 2011 or 2010, as applicable, computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 11 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012.

The amounts for 2012 also include the incremental fair value of stock option awards which had been previously granted to our named executive officers. The incremental fair value was created from adjustments to such options’ exercise price and number of shares as a result of the Dividends and is computed in accordance with ASC 718. A discussion of the assumptions used in determining fair value may be found in Note 11 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(4)	The amounts in this column represent annual cash incentive payments under our then-current compensation program and certain cash-based incentive awards granted to Mr. Aquino pursuant to the Aquino Employment Agreement. Amounts reported for each year are based on performance in such year, even if paid subsequent to year end.
(5)

The amounts in this column represent matching contributions made by the Company to the Company’s 401(k) plan on behalf of each of the named executive officers. In addition, in accordance with the Schwarz Separation Agreement providing for Mr. Schwarz’s departure from the Company, Mr. Schwarz received severance of $297,917 and a payout of paid time off of

$5,094. In addition, in accordance with the Aquino Employment Agreement, (i) in 2012 Mr. Aquino received $9,943 in reimbursement for financial service fees and medical expenses, (ii) in 2011 Mr. Aquino received $8,006 in reimbursement for financial service fees and medical expenses and (iii) in 2010 Mr. Aquino received $8,621 in reimbursement for attorney’s fees.

The amounts in this column also include dividend equivalent payments made or accrued in fiscal 2012 in connection with our three special cash Dividends of $2.50, $1.00 and $0.50 per share declared and paid to holders of our common stock in 2012. A discussion of each Dividend may be found in Note 10 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012. With respect to RSUs and shares of restricted stock that were unvested as of each Dividend record date, the dividend equivalent payment was or will be made when the RSU or restricted stock share vests and the shares are issued. All dividend equivalents, regardless of when they will be paid, are shown in the table below.

Name and Principal Position	Year	Medical Expenses ($)	Financial Services Fees ($)	Legal Fees ($)	Dividend Equivalents ($)	401(k) Match ($)	Severance ($)	Paid Time Off Payout ($)	Total ($)
Aquino, Peter D.	2012	8,765	1,178	—	659,792	4,880	—	—	674,615
Former Executive Chairman	2011	4,778	3,228	—	—	6,000	—	—	14,006
	2010	—	—	8,621	—	6,000	—	—	14,621

Schwarz, Kenneth D.	2012	—	—	—	—	4,713	297,917	5,094	307,724
Former Chief Financial Officer and Senior Vice President, Information Technology	2011	—	—	—	—	2,438	—	—	2,438

Ramlall, Richard	2012	—	—	—	41,052	6,000	—	—	47,052
Senior Vice President Corporate Development and Chief Communications Officer	2011	—	—	—	—	6,000	—	—	6,000

Keeley Jr., James C.	2012	—	—	—	32,212	6,000	—	—	38,212
Chief Financial Officer, Corporate Controller and Treasurer	2011	—	—	—	—	4,900	—	—	4,900
	2010	—	—	—	—	4,900	—	—	4,900

Day, Andrew	2012	—	—	—	85,908	—	—	—	85,908
President and Chief Executive Officer

Filipowicz, John D.	2012	—	—	—	20,284	6,000	—	—	26,284
General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer

(6)	Mr. Aquino became the Company’s Chief Executive Officer and President in October 2010. Therefore, his 2010 salary as Chief Executive Officer and President was prorated from his start date. In 2010, prior to becoming Chief Executive Officer and President, Mr. Aquino earned $30,000 in cash (which has been included in his salary amount for such year) and received an award of 10,000 options with an original exercise price of $7.60 and an aggregate grant date fair value of $28,428 for serving on our Board.

Mr. Aquino resigned from all positions with the Company, effective April 30, 2013. As discussed under “Compensation Discussion and Analysis—Elements of Compensation—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino” and “Employment Arrangements and Potential Payments upon Termination or Change of Control—Employment and Separation Arrangements with Peter D. Aquino,” Mr. Aquino received certain severance benefits pursuant to the Aquino Separation Agreement entered into in connection with his resignation, including but not limited to all outstanding award grants (including all amounts or RSUs payable or granted under Mr. Aquino’s Short-Term Incentive Awards) becoming 100% vested and exercisable, payable or deliverable (as applicable) in accordance with their terms.

(7)

Pursuant to the first Short-Term Incentive Award, on January 1, 2011, Mr. Aquino was granted 124,760 RSUs. One-half of these RSUs vest on time-based vesting conditions only and one-half of these RSUs vest on both time-based and performance-based vesting conditions (conditional on the Company achieving Board-approved financial targets in 2011, which were fully satisfied as of December 31, 2011). The aggregate grant date fair value of these RSUs was $1,568,233, which reflects the achievement of the highest performance level under the terms of the grant. Pursuant to the Second Long-Term Incentive Award, on July 1, 2011, Mr. Aquino received an award covering the period between July 1, 2011 and March 31, 2014, whereby if the Company’s common stock closed at or above $16.00, Mr. Aquino would receive either (at the Company’s option) 54,834 RSUs or a cash award of $877,344. Assuming the Company elected to issue RSUs, the aggregate grant date fair value of this award was $822,510, which reflects the achievement of the highest performance level under the terms of the grant. Because the Company issued more than 1,288,000 shares in February 2011 in connection with the Company’s acquisition of Arbinet, as required by the terms of the Aquino Employment Agreement, Mr. Aquino was granted 80,820 shares of restricted stock with an aggregate grant date fair value of $1,260,792 on February 28, 2011; 26,940 RSUs with an aggregate grant date fair value of $420,264 on February 28, 2011; and 26,940 RSUs with an aggregate grant date fair value of $420,264 on February 28, 2011. Also as a result of the issuance of shares discussed above and pursuant to the Aquino Employment Agreement, Mr. Aquino’s Second Long-Term Incentive Award was increased such that, upon satisfaction of the conditions of such award, Mr. Aquino would receive (at the Company’s option) an additional 26,940 RSUs or an additional cash award of $431,040. Assuming the Company elected to issue RSUs in satisfaction of the Second Long-Term Incentive Award, the aggregate grant date fair value of this increase in such award was $404,100 on July 1, 2011.
(8)	On October 12, 2010, pursuant to the Initial Award, Mr. Aquino received a grant of 164,500 shares of restricted stock from the Company, which had an aggregate grant date fair value of $1,192,625. Pursuant to the Initial Long-Term Incentive Award, on October 12, 2010, Mr. Aquino received an award covering the period between October 12, 2010 and June 30, 2011, whereby if the Company’s common stock closed at or above the following prices, Mr. Aquino would receive either (at the Company’s option): at $12.00, 54,833 RSUs or a cash award of $657,996; at $14.00, 54,833 RSUs or a cash award of $767,662; and at $16.00, 54,834 RSUs or a cash award of $877,344. Using $14.00 as the probable outcome of these conditions and assuming the Company elected to issue RSUs, the aggregate grant date fair value of this award was $795,079. If the highest level of performance conditions was achieved, the aggregate grant date fair value of this award would be $1,192,625.
(9)	Mr. Aquino received $756,000 pursuant to our annual cash incentive program. In addition, pursuant to the second Short-Term Incentive Award under the Aquino Employment Agreement, on January 1, 2012, Mr. Aquino received an award of $2,145,000. One-half of such amount is payable to Mr. Aquino based only on Mr. Aquino’s continued employment with the Company on the applicable payment dates (March 31, 2013 and 2014), and the other one-half of such amount is payable based on (i) the achievement of certain performance-based conditions established by the Compensation Committee for 2012 (which were fully satisfied as of December 31, 2012) and (ii) Mr. Aquino’s continued employment with the Company on the applicable payment dates. The $2,145,000 cash payment in settlement of Mr. Aquino’s second Short-Term Incentive Award reflects the Compensation Committee’s reevaluation of such earned award on March 11, 2013, pursuant to which the Compensation Committee elected to retroactively increase the amount of such award from its original amount of $1,680,000.
(10)	Mr. Schwarz joined the Company as Chief Financial Officer and Senior Vice President, Information Technology in July 2011. Therefore, his 2011 salary was prorated from his start date.

The Schwarz Separation Agreement provides that Mr. Schwarz is separated from the Company effective as of July 1, 2012 (the “Schwarz Severance Date”). Pursuant to the Schwarz Separation Agreement, Mr. Schwarz will be entitled to the following severance payments and benefits: (i) $297,917.00, less all required tax withholdings, which represents six months of Mr. Schwarz’s current salary, bonus and prorated annual bonus, payable in a lump sum; and (ii) COBRA premiums until the earlier of (A) January 31, 2013 and (B) the date Mr. Schwarz is eligible for health care coverage under a subsequent employer’s plan. Therefore, his 2012 salary was prorated from the beginning of 2012 to the Schwarz Severance Date.

(11)	Mr. Schwarz was granted 22,807 RSUs on July 5, 2011 pursuant to the Company’s 2011 short-term incentive award program. One-half of these RSUs vest on time-based vesting conditions only and one-half of these RSUs vest on both time-based and performance-based vesting conditions (conditional on the Company achieving Board approved financial targets in 2011). The aggregate grant date fair value of these RSUs was $345,982, which reflects the achievement of the highest performance level under the plan. Mr. Schwarz was also granted 15,000 RSUs on July 5, 2011 pursuant to the Company’s long-term incentive award program, whereby, if the Company’s common stock closes at or above the following prices at any time prior to April 15, 2014, Mr. Schwarz will receive: at $18.00, 5,000 RSUs; at $24.00, 5,000 RSUs; and at $30.00, 5,000 RSUs. Using $24.00 as the probable outcome of these conditions, the aggregate grant date fair value of this award was $151,700. If the highest level of performance conditions is achieved, the aggregate grant date fair value of this award would be $227,550. In connection with Mr. Schwarz’s separation from the Company in July 2012, 12,602 of Mr. Schwarz’s unvested RSUs were accelerated to vest as of the Schwarz Severance Date. Any of Mr. Schwarz’s other unvested RSUs were forfeited as of the Schwarz Severance Date.
(12)	No data is reported for 2010 because Mr. Ramlall first became a named executive officer in 2011.
(13)

Mr. Ramlall was granted 15,789 RSUs on July 5, 2011 pursuant to the Company’s 2011 short-term incentive award program. One-half of these RSUs vest on time-based vesting conditions only and one-half of these RSUs vest on both time-based and performance-based vesting conditions (conditional on the Company achieving Board approved financial targets in 2011). The aggregate grant date fair value of these RSUs was $239,519, which reflects the achievement of the highest performance level under the plan. Mr. Ramlall was also granted 20,000 RSUs on July 5, 2011 pursuant to the Company’s long-term incentive award program, whereby, if the Company’s common stock closes at or above the following prices at any time prior to April 15, 2014, Mr. Ramlall will receive: at $18.00, 10,000 RSUs; at $24.00, 5,000 RSUs; and at $30.00, 5,000 RSUs. Using $24.00 as

the probable outcome of these conditions, the aggregate grant date fair value of this award was $227,550. If the highest level of performance conditions is achieved, the aggregate grant date fair value of this award would be $303,400. In June 2012, the Compensation Committee approved the accelerated vesting of 15,263 of Mr. Ramlall’s unvested RSUs to June 27, 2012.
(14)	The amounts presented include payments made in satisfaction of a $50,000 retention bonus granted to Mr. Keeley in 2011, half of which was paid in 2011 and half of which was paid in 2012 due to Mr. Keeley’s continued employment with us at the applicable payment dates. See “Compensation Discussion and Analysis—Elements of Compensation—Cash Retention Bonuses.”
(15)	Mr. Keeley was granted 13,158 RSUs on July 5, 2011 pursuant to the Company’s 2011 short-term incentive award program. One-half of these RSUs vest on time-based vesting conditions only and one-half of these RSUs vest on both time-based and performance-based vesting conditions (conditional on the Company achieving Board approved financial targets in 2011). The aggregate grant date fair value of these RSUs was $199,607, which reflects the achievement of the highest performance level under the plan. Mr. Keeley was also granted 6,000 RSUs on July 5, 2011 pursuant to the Company’s long-term incentive award program, whereby, if the Company’s common stock closes at the following prices at any time prior to April 15, 2014, Mr. Keeley will receive: at $18.00, 2,000 RSUs; at $24.00, 2,000 RSUs; and at $30.00, 2,000 RSUs. Using $24.00 as the probable outcome of these conditions, the aggregate grant date fair value of this award was $60,680. If the highest level of performance conditions is achieved, the aggregate grant date fair value of this award would be $91,020. In June 2012, the Compensation Committee approved the accelerated vesting of 6,386 of Mr. Keeley’s unvested RSUs to June 27, 2012.
(16)	Mr. Keeley was granted 5,000 RSUs on November 8, 2010. The aggregate grant date fair value of these RSUs was $49,000.
(17)	No data is reported for 2011 or 2010 because Mr. Day first became a named executive officer in 2012.

Amounts presented for Mr. Day have been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2012 of 1.0034116.

(18)	The amount presented includes a 2012 payment of $50,171 made in partial satisfaction of a CAD $100,000 cash retention bonus granted to Mr. Day in 2011, half of which was paid in 2012 and half of which was paid in April 2013 due to Mr. Day’s continued employment with us at the applicable payment dates. The amount paid in 2012 presented has been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2012 of 1.0034116. See “Compensation Discussion and Analysis—Elements of Compensation—Cash Retention Bonuses.”
(19)	No data is reported for 2011 or 2010 because Mr. Filipowicz first became a named executive officer in 2012.
(20)	The amount presented includes a payment of $50,000 made in satisfaction of a cash retention bonus granted to Mr. Filipowicz in 2011. In 2012, the conditions with respect to payment of this retention cash bonus were satisfied and the full bonus amount was paid to Mr. Filipowicz. See “Compensation Discussion and Analysis—Elements of Compensation—Cash Retention Bonuses.”

2012 Grants of Plan-Based Awards

The following table sets forth, for each named executive officer, estimated payouts under all non-equity incentive plan awards granted in 2012 and the incremental fair value of certain outstanding option awards that were adjusted in 2012 as a result of the Dividends.

		Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)				Grant Date Fair Value of Stock and Option Awards ($) (2)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)		Maximum ($)
Aquino, Peter D.	—	—	700,000		840,000	—
Former Executive Chairman	—	840,000	1,680,000	(3)	—	—
	—	—	—		—	34,902

Schwarz, Kenneth D. (4)	—	—	162,500		195,000	—
Former Chief Financial Officer and Senior Vice President, Information Technology

Ramlall, Richard	—	—	100,000		120,000	—
Senior Vice President Corporate Development and Chief Communications Officer

Keeley Jr., James C.	—	—	108,843		130,612	—
Chief Financial Officer, Vice President, Corporate Controller and Treasurer

Day, Andrew (5)	—	—	180,614		216,737
President and Chief Executive Officer	—	—	—		—	39,422

Filipowicz, John D.	—	—	130,834		157,001	—
General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer

(1)	Target cash incentive award amounts represent amounts payable under our annual cash incentive program based on achievement of the target performance level for each performance target criterion in 2012, except where otherwise indicated with respect to the grant of Mr. Aquino’s second Short-Term Incentive Award. Target bonus amounts are established by reference to a percentage of each named executive officer’s base annual salary, which percentage may be set forth in the applicable named executive officer’s employment agreement or determined by the Compensation Committee. For 2012, maximum amounts payable under our annual cash incentive program were set at 120% of target amounts. Under our annual cash incentive program, actual awards could be as low as zero. Actual amounts payable for 2012 under our annual cash incentive program were determined and paid in early 2013 and are included in our “Summary Compensation Table” above. We discuss our annual cash incentive program under the caption “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentives.”
(2)	Amounts in this column represent the incremental fair value of stock option awards which had been previously granted to the applicable named executive officers in years prior to 2012. The incremental fair value was created from adjustments to such options’ exercise price and number of shares as a result of the Dividends and is computed in accordance with ASC 718. A discussion of the assumptions used in determining fair value may be found in Note 11 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)

This amount represents the original grant of Mr. Aquino’s second Short-Term Incentive Award under the Aquino Employment Agreement, on January 1, 2012, based on achievement of performance targets established by the Compensation Committee with respect to such award in 2012. As discussed in greater detail under “Compensation Discussion and Analysis—Elements of Compensation—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino,” under the terms of the Aquino Employment

Agreement, Mr. Aquino’s total second Short-Term Incentive Award was in an original cash amount of $1,680,000, one-half of which is payable to Mr. Aquino based only on Mr. Aquino’s continued employment with the Company on the applicable payment dates (March 31, 2013 and 2014), and the other one-half of which (referred to as the “performance-based portion” of the second Short-Term Incentive Award) is payable based on (i) the achievement of certain performance targets established by the Compensation Committee in 2012 with respect to such award and (ii) Mr. Aquino’s continued employment with the Company on the same payment dates. The amount presented in this table does not reflect a retroactive increase in the total amount of the second Short-Term Incentive Award from $1,680,000 to $2,145,000 as a result of the Compensation Committee’s reevaluation of such award in March 2013.

The Compensation Committee had the ability to set lower boundaries for the performance targets with respect to the performance-based portion of the second Short-Term Incentive Award, meaning that one-half of the total second Short-Term Incentive Award could have been reduced to zero. Because the applicable performance-based conditions were satisfied as of December 31, 2012, Mr. Aquino earned the full amount of this incentive award (as adjusted) in 2012, which is included in our “Summary Compensation Table” above.

As discussed under “Compensation Discussion and Analysis—Elements of Compensation—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino” and “Employment Arrangements and Potential Payments upon Termination or Change of Control—Employment and Separation Arrangements with Peter D. Aquino,” Mr. Aquino received certain severance benefits pursuant to the Aquino Separation Agreement entered into in connection with his resignation, effective April 30, 2013, including but not limited to all outstanding award grants (including all amounts or RSUs payable or granted under Mr. Aquino’s Short-Term Incentive Awards) becoming 100% vested and exercisable, payable or deliverable (as applicable) in accordance with their terms.

(4)	Target and maximum payout amounts for Mr. Schwarz under our cash incentive program for 2012 are based on his annual base salary for 2012. However, due to Mr. Schwarz’s departure from the Company effective July 1, 2012, he did not receive a payout under our cash incentive program. Pursuant to the Schwarz Separation Agreement, in July 2012 Mr. Schwarz received a severance payment of $297,917.00, an indeterminate portion of which was deemed to represent a prorated annual cash incentive payment.
(5)	Amounts presented for Mr. Day have been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2012 of 1.0034116.

2012 Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to our named executive officers concerning unexercised stock option awards, unvested restricted stock awards and unvested RSU awards as of December 31, 2012.

	Options (1)			Stock
Named Executive Officer (2)	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Aquino, Peter D. (4)
Granted: July 30, 2010	13,724	$5.53	7/30/2020
Granted: October 12, 2010				54,834	$596,046
Granted: February 28, 2011				26,940	$292,838
Granted: January 1, 2011				41,588	$452,062
Granted: January 1, 2011				41,586	$452,040

Ramlall, Richard (5)
Granted: July 5, 2011				2,632	$28,610
Granted: July 5, 2011				2,631	$28,599
Granted: July 5, 2011						5,000	$54,350
Granted: July 5, 2011						5,000	$54,350

Keeley Jr., James C. (6)
Granted: July 5, 2011				2,193	$23,838
Granted: July 5, 2011				2,193	$23,838
Granted: July 5, 2011						2,000	$21,740
Granted: July 5, 2011						2,000	$21,740

Day, Andrew (7)
Granted: July 1, 2009	15,245	$8.91	7/1/2019
Granted: July 1, 2009	2,482	$8.91	7/1/2019
Granted: July 1, 2009	2,482	$8.91	7/1/2019
Granted: July 5, 2011				3,684	$40,045
Granted: July 5, 2011				7,368	$80,090
Granted: July 5, 2011						5,000	$54,350
Granted: July 5, 2011						5,000	$54,350

Filipowicz, John D. (8)
Granted: July 5, 2011				1,536	$16,696
Granted: July 5, 2011				1,535	$16,685
Granted: July 5, 2011						2,000	$21,740
Granted: July 5, 2011						2,000	$21,740

(1)	In connection with the three Dividends declared and paid in 2012, the Compensation Committee determined to reduce the exercise price and increase the number of shares issuable upon exercise of any stock options held by our named executive officers. Option exercise prices and number of shares issuable upon exercise shown in the table below reflect these adjustments.

(2)	Information is not presented with respect to Mr. Schwarz, who was separated from his position with the Company as Chief Financial Officer and Senior Vice President, Information Technology, effective July 1, 2012. Pursuant to the Schwarz Separation Agreement, certain of Mr. Schwarz’s unvested RSUs became vested on an accelerated basis, while the rest were forfeited.
(3)	Values calculated using $10.87, which was the closing price of PTGi common stock on December 31, 2012.
(4)	As of December 31, 2012, Mr. Aquino had 81,774 shares of restricted stock that would vest on January 1, 2013; and 83,174 RSUs, of which 41,588 RSUs would vest on March 31, 2013 and 41,586 RSUs would vest on March 31, 2014. As discussed under “Compensation Discussion and Analysis—Elements of Compensation—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino” and “Employment Arrangements and Potential Payments upon Termination or Change of Control—Employment and Separation Arrangements with Peter D. Aquino,” Mr. Aquino received certain severance benefits pursuant to the Aquino Separation Agreement entered into in connection with his resignation, effective April 30, 2013, including but not limited to all outstanding award grants (including all amounts or RSUs payable or granted under Mr. Aquino’s Short-Term Incentive Awards) becoming 100% vested and exercisable, payable or deliverable (as applicable) in accordance with their terms.
(5)	Mr. Ramlall has 2,632 RSUs that will vest on December 31, 2013; and 2,631 RSUs that will vest on April 15, 2014. Mr. Ramlall also has 10,000 RSUs that will vest in equal tranches when the closing price of PTGi common stock reaches $24.00 and $30.00, respectively.
(6)	Mr. Keeley has 2,193 RSUs that will vest on December 31, 2013; and 2,193 RSUs that will vest on April 15, 2014. Mr. Keeley also has 4,000 RSUs that will vest in equal tranches when the closing price of PTGi common stock reaches $24.00 and $30.00, respectively.
(7)	Mr. Day has 3,684 RSUs that will vest on December 31, 2013; and 7,368 RSUs that will vest in two equal tranches on April 15, 2013 and 2014, respectively. Mr. Day also has 10,000 RSUs that will vest in equal tranches when the closing price of PTGi common stock reaches $24.00 and $30.00, respectively.
(8)	Mr. Filipowicz has 1,536 RSUs that will vest on December 31, 2013; and 1,535 RSUs that will vest on April 15, 2014. Mr. Filipowicz also has 4,000 RSUs that will vest in equal tranches when the closing price of PTGi common stock reaches $24.00 and $30.00, respectively.

Option Exercises and Stock Vested in 2012

The following table sets forth, for each named executive officer, details of any awarded stock options that were exercised and any stock awards that were vested in 2012.

	Option awards		Stock awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
Aquino, Peter D. (2)	—	—	205,133	3,022,964
Former Executive Chairman

Schwarz, Kenneth D. (3)	—	—	16,403	273,276
Former Chief Financial Officer and Senior Vice President, Information Technology

Ramlall, Richard (4)	—	—	17,894	297,919
Senior Vice President Corporate Development and Chief Communications Officer

Keeley Jr., James C. (5)	—	—	10,246	160,457
Chief Financial Officer, Corporate Controller and Treasurer

Day, Andrew (6)	—	—	14,036	202,453
President and Chief Executive Officer

Filipowicz, John D. (7)	—	—	6,605	110,041
General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer

(1)	The value of RSUs or restricted stock realized upon vesting is based on the closing price of PTGi stock on the NYSE on the vesting date.
(2)	On January 1, 2012, pursuant to a scheduled vesting date of restricted stock granted on October 12, 2010, Mr. Aquino received 54,833 shares of common stock with a value of $694,186. On January 1, 2012, pursuant to a scheduled vesting date of restricted stock granted on February 28, 2011, Mr. Aquino received 26,940 shares of common stock with a value of $341,060. On March 29, 2012, as a result of the Company’s common stock closing at or above $16.00, Mr. Aquino received 81,774 shares of common stock with a value of $1,319,015. On March 31, 2012, pursuant to a scheduled vesting date of RSUs granted on January 1, 2011, Mr. Aquino received 41,586 shares of common stock with a value of $668,703.
(3)	On April 15, 2012, pursuant to a scheduled vesting date of RSUs granted on July 5, 2011, Mr. Schwarz received 3,801 shares of common stock with a value of $63,705. On July 1, 2012, pursuant to his Separation Agreement, certain of Mr. Schwarz’s previously granted RSUs vested on an accelerated basis and, as a result, he received 12,602 shares of common stock with a value of $209,571.
(4)	On April 15, 2012, pursuant to a scheduled vesting date of RSUs granted on July 5, 2011, Mr. Ramlall received 2,631 shares of common stock with a value of $44,096. On June 27, 2012, the Compensation Committee approved the acceleration of the scheduled vesting date/event of the following grants to June 27, 2012: (i) a grant of 2,631 RSUs on July 5, 2011, which were scheduled to vest on December 31, 2012, (ii) a grant of 2,632 RSUs on July 5, 2011, which were scheduled to vest on April 15, 2013, and (iii) a grant of 10,000 RSUs on July 5, 2011, which were scheduled to vest in the event that PTGi’s closing stock price reached $18.00. As a result, Mr. Ramlall received 15,263 shares of common stock with a value of $253,823.

(5)	On April 15, 2012, pursuant to a scheduled vesting date of RSUs granted on July 5, 2011, Mr. Keeley received 2,193 shares of common stock with a value of $36,755. On June 27, 2012, the Compensation Committee approved the acceleration of the scheduled vesting date/event of the following grants to June 27, 2012: (i) a grant of 2,193 RSUs on July 5, 2011, which were scheduled to vest on December 31, 2012, (ii) a grant of 2,193 RSUs on July 5, 2011, which were scheduled to vest on April 15, 2013, and (iii) a grant of 2,000 RSUs on July 5, 2011, which were scheduled to vest in the event that PTGi’s closing stock price reached $18.00. As a result, Mr. Keeley received 6,386 shares of common stock with a value of $106,199. On December 30, 2012, pursuant to a scheduled vesting date of RSUs granted on November 8, 2010, Mr. Keeley received 1,667 shares of common stock with a value of $17,503.

(6)	On April 15, 2012, pursuant to a scheduled vesting date of RSUs granted on July 5, 2011, Mr. Day received 3,684 shares of common stock with a value of $61,744. On June 27, 2012, the Compensation Committee approved the acceleration of the scheduled vesting event to eliminate the target price of $18.00 for PTGi’s common stock for RSUs granted on July 5, 2011, and as a result, Mr. Day received 5,000 shares of common stock with a value of $83,150. On December 30, 2012, pursuant to a scheduled vesting date of RSUs granted on November 8, 2010, Mr. Day received 1,667 shares of common stock with a value of $17,503. On December 31, 2012, pursuant to a scheduled vesting date of RSUs granted on July 5, 2011, Mr. Day received 3,685 shares of common stock with a value of $40,056.

(7)	On April 15, 2012, pursuant to a scheduled vesting date of RSUs granted on July 5, 2011, Mr. Filipowicz received 1,535 shares of common stock with a value of $25,727. On June 27, 2012, the Compensation Committee approved the acceleration of the scheduled vesting date/event of the following grants to June 27, 2012: (i) a grant of 1,535 RSUs on July 5, 2011, which were scheduled to vest on December 31, 2012, (ii) a grant of 1,535 RSUs on July 5, 2011, which were scheduled to vest on April 15, 2013, and (iii) a grant of 2,000 RSUs on July 5, 2011, which were scheduled to vest in the event that PTGi’s closing stock price reached $18.00. As a result, Mr. Filipowicz received 5,070 shares of common stock with a value of $84,314.

EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS

UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment arrangements with each of our named executive officers, setting forth certain terms of their employment with or separation from the Company, as applicable.

Employment and Separation Arrangements with Peter D. Aquino

Employment Agreement with Peter D. Aquino and Potential Payments as of December 31, 2012

In October 2010, we entered into the Aquino Employment Agreement with Peter D. Aquino, who served as our Chairman, President and Chief Executive Officer from October 2012 through December 2012 and as our Executive Chairman from January 2013 through April 30, 2013, the effective date of his resignation. See “—Separation Agreement with Peter D. Aquino and April 2013 Severance Payments” below. The Aquino Employment Agreement provided for a term of employment beginning on October 12, 2010 (the “Start Date”) until the earlier of (i) March 31, 2014, (ii) the termination of Mr. Aquino’s employment by either party by written notice of termination given to the other party at least six months in advance of such termination or (iii) Mr. Aquino’s death or Disability. The Aquino Employment Agreement contained terms with respect to base salary, severance arrangements and certain cash, restricted stock or RSU awards to be granted to Mr. Aquino. For a more detailed description of the incentive awards granted to Mr. Aquino pursuant to the Aquino Employment Agreement, see “Compensation Discussion and Analysis—Elements of Compensation—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino.” In connection with Mr. Aquino’s transition to serving as our Executive Chairman, the Aquino Employment Agreement was amended in January 2013.

As amended, the Aquino Employment Agreement provided for a base annual salary of $800,000 for the 2013 calendar year and on a pro-rated basis for the period from January 1, 2014 through March 31, 2014, and a target annual cash incentive bonus amount based upon the discretion of the Compensation Committee. Further, while employed, the Company would pay the premiums on a disability insurance policy for Mr. Aquino and reimburse Mr. Aquino for up to $10,000 in out of pocket medical expenses and financial planning services per year. The Company also agreed to reimburse Mr. Aquino for up to $15,000 in out of pocket legal expenses for the negotiation of the Aquino Employment Agreement, which resulted in a payment of $8,621 in 2010.

Pursuant to the Aquino Employment Agreement, Mr. Aquino was also subject to non-compete and non-solicit restrictive covenants during the term of his employment and will continue to be subject to such restrictions for a period of one year following his separation from the Company. Mr. Aquino is also subject to continuing restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

The Aquino Employment Agreement also provided that Mr. Aquino would be entitled to certain severance benefits in the event that (i) the Company and Mr. Aquino did not renew the Aquino Employment Agreement upon its expiration and Mr. Aquino’s employment terminated as a result (a “Non-Renewal Event”), (ii) Mr. Aquino terminated for Good Reason or was involuntarily terminated by the Company without Cause, other than on account of death or Disability (as such terms are defined in the Aquino Employment Agreement), (iii) a Change of Control occurred (as defined in the Aquino Employment Agreement) or (iv) Mr. Aquino’s employment terminated as a result of death or Disability.

The following table outlines the potential payments that would have been made to Mr. Aquino assuming separation from the Company on December 31, 2012 in the scenarios indicated, based on the terms of the Aquino Employment Agreement, as amended in January 2013. The benefits he would have received under the Aquino Employment Agreement, as amended in January 2013, are set forth because they more accurately describe the actual benefits Mr. Aquino received in April 2013 as a result of his separation from the Company, as described more fully below under “—Separation Agreement with Peter D. Aquino and April 2013 Severance Payments.”

Payments and Benefits	Termination for Cause or Voluntary Resignation ($) (1)	Termination by Reason of Death or Disability ($) (2)	Non-Renewal Event, Involuntary Termination without Cause, Termination by Mr. Aquino for Good Reason or upon a Change of Control ($) (3)
Severance Payment	—	—	2,800,000
Bonus	—	756,000	700,000
Accelerated Vesting of Awards (4)	—	—	5,737,985
Other Benefits	—	—	15,094

(1)	If Mr. Aquino was terminated by the Company for Cause, or voluntarily resigned (other than for Good Reason), he would be entitled only to his base salary, benefits and unreimbursed business expenses through the date of termination or resignation.
(2)	In the event of Mr. Aquino’s death or Disability, he or his estate, as applicable, would be entitled to Mr. Aquino’s earned and accrued but unpaid base salary and bonuses up to, in the case of Mr. Aquino’s death, the last day of the month of such death, and, in the case of Mr. Aquino’s Disability, the date as of which Mr. Aquino became eligible to receive disability benefits under the Company’s long-term disability plan.
(3)	If (i) a Non-Renewal Event occurred, (ii) Mr. Aquino was involuntarily terminated without Cause (other than on account of death or Disability), (iii) Mr. Aquino was determined to have terminated his employment for Good Reason or (iv) upon a Change of Control, and in each case subject to the satisfaction of certain other specified conditions, including the execution of a separation and release agreement acceptable to the Company, then Mr. Aquino would be entitled to: (A) all previously earned and accrued, but unpaid, base salary as of the date of termination, plus an amount equal to the target bonus prorated for the year through the date of termination, (B) severance pay equal to $2,800,000, (C) all outstanding stock options and other grants (including all amounts or RSUs payable or granted under Mr. Aquino’s Short-Term Incentive Awards), as applicable, becoming 100% vested and exercisable, payable or deliverable (as applicable) in accordance with their terms and (D) continued participation in the welfare benefit plans of the Company that Mr. Aquino participated in prior to his termination for a period of one year following his termination, subject to certain restrictions.
(4)	Amounts are based on the closing price on December 31, 2012 of our common stock of $10.87 on the NYSE and assume that Mr. Aquino’s (i) 81,774 unvested shares of restricted stock under the Initial Award would fully vest and (ii) 83,174 unvested RSUs under the first tranche of the Short-Term Incentive Award would fully vest. Amounts also include accelerated payment of the second and third tranches of Mr. Aquino’s Short-Term Incentive Award in the amounts of $2,145,000 (as retroactively adjusted in March 2013 from its original amount of $1,680,000) and $1,800,000, respectively.

The Aquino Employment Agreement defines the following terms used in this section:

“Cause” is defined as the occurrence of any of the following: (i) the willful and continued failure by Mr. Aquino to substantially perform his material duties to the Company (other than due to Disability) after written notice from the Company; (ii) misconduct that results in demonstrable damage to the business or reputation of the Company or its subsidiaries; (iii) conviction of, or pleading of nolo contendere to, (A) a misdemeanor involving moral turpitude or (B) a felony; (iv) fraud against the Company or misappropriation of

Company property (other than incidental property); or (v) a material violation of any written policy of the Company or its subsidiaries, including any written code of conduct applicable to senior executives of the Company or members of the Board.

“Change of Control” is defined as (i) sale of more than 50% of the outstanding capital stock of the Company in a single or related series of transactions; (ii) the merger or consolidation of the Company with or into any other corporation or entity, other than a wholly-owned subsidiary of the Company, where the Company is not the surviving entity; or (iii) a sale of all or substantially all of the assets of the Company to an unrelated entity; provided, however, that a “Change of Control” will not include any sale, merger, consolidation or other transaction (A) in which all or substantially all of the beneficial owners of the outstanding capital stock of the Company immediately prior to the consummation thereof continue to own more than fifty percent (50%) of the outstanding capital stock of the Company immediately following the consummation thereof, or (B) resulting from an exchange of debt securities of the Company for equity securities of the Company.

“Disability” means a disability of Mr. Aquino, as determined in accordance with the disability insurance policy maintained by the Company for the benefit of Mr. Aquino, which entitles Mr. Aquino or his beneficiary to payment on account of such disability.

“Good Reason” is defined as (i) a material reduction in Mr. Aquino’s salary; (ii) a material reduction in his status, position, responsibilities or duties during the employment period (not including his transition to serving as Executive Chairman); (iii) a material breach of the Aquino Employment Agreement by the Company; or (iv) involuntary relocation to a principal location of employment more than fifty (50) miles outside of Northern Virginia, provided, in each case, that Mr. Aquino has not consented to or waived compliance with, as applicable, any of the foregoing.

Separation Agreement with Peter D. Aquino and April 2013 Severance Payments

On April 26, 2013, the Company announced that Mr. Aquino resigned from all positions with the Company, effective April 30, 2013. In connection with Mr. Aquino’s resignation, the Company and Mr. Aquino entered into the Aquino Separation Agreement. Pursuant to the Aquino Separation Agreement, Mr. Aquino’s employment with the Company is deemed terminated without Cause (as defined in the Aquino Employment Agreement) for purposes of the Aquino Employment Agreement, and Mr. Aquino became entitled to the following severance benefits: (i) severance pay equal to $2,800,000, such payment to be made in a lump sum on May 15, 2013; (ii) a bonus in the amount of $750,000, payable in a lump sum on May 15, 2013; (iii) all outstanding stock options and other grants (including all amounts or RSUs payable or granted under Mr. Aquino’s Short-Term Incentive Awards), as applicable, becoming 100% vested and exercisable, payable or deliverable (as applicable) in accordance with their terms, which resulted in (A) the accelerated vesting of 41,586 unvested RSUs held by Mr. Aquino and a payment of $166,344 for dividend equivalents accrued with respect to such unvested RSUs and (B) a payment of $2,872,500 with respect to Mr. Aquino’s unpaid Short-Term Incentive Awards, payable in a lump sum on May 15, 2013, and (iv) if Mr. Aquino elects to continue his health insurance under COBRA, the Company will pay the COBRA premiums until April 30, 2014.

The Aquino Separation Agreement also contains customary release and non-disparagement provisions. The Aquino Separation Agreement terminates and supersedes the Aquino Employment Agreement, except for the provisions of the Aquino Employment Agreement addressing confidentiality, competitive activities and inventions.

Employment Arrangements with Andrew Day

On February 24, 2011, the Company entered into an employment letter agreement with Andrew Day, our President & Chief Executive Officer, which was amended on February 9, 2012 (as amended, the “Day Offer

Letter”). Pursuant to the terms of the Day Offer Letter, Mr. Day would receive an annual base salary of CAD $300,000 and an annual discretionary bonus of up to 60% of his base salary, based on the Company’s and Mr. Day’s achievement of certain performance criteria established by the Compensation Committee. Mr. Day’s receipt of his annual incentive bonus is generally conditioned on his status as an active employee at the time that the Company pays such bonus (other than on account of his disability). The Day Offer Letter also provides that Mr. Day is eligible to participate in the Company’s equity award plans on a level consistent with similarly situated employees. In April 2013, the Compensation Committee approved an increase to Mr. Day’s (i) salary from CAD $300,000 to CAD $350,000 and (ii) target bonus amount from 60% of his salary to 100% of his salary for 2013, in each case effective April 21, 2013.

Mr. Day is also entitled to certain severance benefits in the event that the Company terminates him without cause, subject to Mr. Day executing a separation and general release. The following table outlines the potential payments that would be made to Mr. Day assuming separation from the Company on December 31, 2012.

Payments and Benefits (1)	Involuntary Termination without Cause ($) (2)
Severance Payment	301,023
Bonus	180,614
Accelerated Vesting of Equity Awards	—
Other Benefits	1,682

(1)	Amounts presented for Mr. Day have been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2012 of 1.0034116.
(2)	If Mr. Day is involuntary terminated by the Company without cause, then Mr. Day will be entitled to (i) severance pay equal to the amount of twelve months of his then-current base salary, (ii) a payment equaling 100% of his performance level bonus target payout, which as of December 31, 2012 equated to 60% of his annual base salary and (iii) twelve months continued current medical benefits at the time of termination.

Employment Arrangements with John D. Filipowicz

On August 18, 2011, the Company entered into an employment letter agreement with John Filipowicz, our General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer (the “Filipowicz Offer Letter”). Pursuant to the terms of the Filipowicz Offer Letter, Mr. Filipowicz receives an annual base salary of $250,000 and an annual discretionary bonus of up to 40% of his base salary, based on the Company’s and Mr. Filipowicz’s achievement of performance criteria established by the Compensation Committee. Effective September 1, 2012, Mr. Filipowicz’s base salary was increased to $285,000 for increased responsibilities. Mr. Filipowicz’s receipt of his annual incentive bonus is generally conditioned on his status as an active employee at the time that the Company pays such bonus. The Filipowicz Offer Letter also provides that Mr. Filipowicz is eligible to participate in the Company’s equity award plans on a level consistent with corporate senior vice presidents. Mr. Filipowicz also receives reimbursement for travel expenses of up to $2,200 per week.

Mr. Filipowicz is also entitled to certain severance benefits in the event that the Company terminates him “without cause” (as defined in the Filipowicz Offer Letter), subject to Mr. Filipowicz executing a separation and general release. The following table outlines the potential payments that would be made to Mr. Filipowicz assuming separation from the Company on December 31, 2012.

Payments and Benefits	Involuntary Termination without Cause ($) (1)
Severance Payment	285,000
Bonus	142,500
Accelerated Vesting of Equity Awards	—
Other Benefits	15,094

(1)	If Mr. Filipowicz is involuntary terminated by the Company without cause within the first two years of employment from March 1, 2011, then Mr. Filipowicz will be entitled to (i) severance pay equal to the amount of twelve months of his then-current base salary, (ii) a payment equaling 100% of his performance level bonus target payout, which equates to 50% of his annual base salary and (iii) reimbursement for the monthly COBRA premiums for up to twelve months.

The Filipowicz Offer Letter defines “without cause” to include (i) the Company’s termination of Mr. Filipowicz for any reason other than willful misconduct, fraud or breach of ethics or other published policies of the Company, and (ii) Mr. Filipowicz’s separation from the Company for the following reasons: a unilateral reduction in his travel reimbursement, a change in Mr. Filipowicz reporting to the CEO or a change in the expectation that Mr. Filipowicz work in Virginia no more than three days every other week.

Employment Arrangements with James C. Keeley

On March 22, 2011, the Company entered into an employment letter agreement with James C. Keeley, who was then serving as our Interim Chief Financial Officer (the “Keeley Offer Letter”). Pursuant to the terms of the Keeley Offer Letter, effective April 1, 2011, Mr. Keeley received an annual base salary of $285,000 and an annual discretionary bonus of up to 50% of his base salary, based on the Company’s and Mr. Keeley’s achievement of certain performance criteria established by the Compensation Committee. Mr. Keeley’s receipt of his annual incentive bonus is generally conditioned on his status as an active employee at the time that the Company pays such bonus. Effective August 1, 2011, since Mr. Keeley was no longer serving as Interim Chief Financial Officer, the Board reduced Mr. Keeley’s base salary to $250,000 and his target bonus amount to 30% of his base salary. Effective July 1, 2012, we transitioned Mr. Keeley to serve as our Chief Financial Officer, and his former salary and target bonus amount were restored. The Keeley Offer Letter also provides that Mr. Keeley is eligible to participate in the Company’s equity award plans on a level consistent with similarly situated employees.

Mr. Keeley is also entitled to certain severance benefits in the event that the Company terminates him without “cause” (as defined in the Keeley Offer Letter). The following table outlines the potential payments that would be made to Mr. Keeley assuming separation from the Company on December 31, 2012.

Payments and Benefits	Involuntary Termination without Cause ($) (1)
Severance Payment	285,000
Bonus	142,500
Accelerated Vesting of Equity Awards	—
Other Benefits	15,094

(1)	If Mr. Keeley is involuntary terminated by the Company without cause, then Mr. Keeley will be entitled to (i) severance pay equal to the amount of twelve months of his then-current base salary, (ii) a payment equaling 100% of his performance level bonus target payout, which equates to 50% of his annual base salary and (iii) reimbursement for the monthly COBRA premiums for up to twelve months.

According to the Keeley Offer Letter, “cause” shall include the following, to be determined in the reasonable judgment of the Company: (i) Mr. Keeley’s dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company, or any other action in willful disregard of the interests of the Company; (ii) Mr. Keeley’s refusal or willful failure to satisfactorily perform any duties assigned to him; (iii) Mr. Keeley’s conviction of, or pleading guilty or no contest to (A) a felony, (B) any misdemeanor (other than a traffic violation), or (C) any other crime or activity that would impair his ability to perform his duties or impair the business reputation of the Company; (iv) Mr. Keeley’s failure or refusal to comply with Company standards, policies or procedures; or (v) Mr. Keeley’s death or incapacity due to physical or mental illness that results in absence from work for twelve consecutive months.

Employment Arrangements with Richard Ramlall

On November 2, 2010, the Company entered into an employment letter agreement with Richard Ramlall, our Senior Vice President, Corporate Development and Chief Communications Officer (the “Ramlall Offer Letter”). Pursuant to the terms of the Ramlall Offer Letter, Mr. Ramlall receives an annual base salary of $225,000 and an annual discretionary bonus of up to 40% of his base salary, based on the Company’s and Mr. Ramlall’s achievement of performance criteria established by the Compensation Committee. Effective August 1, 2011, Mr. Ramlall’s base salary was increased to $250,000 for increased responsibilities as President of U.S. Retail. The Ramlall Offer Letter also provides that Mr. Ramlall is eligible to participate in the Company’s equity award plans on a level consistent with similarly situated employees.

Mr. Ramlall is also entitled to certain severance benefits in the event that the Company terminates him “without cause” (as defined in the Ramlall Offer Letter), subject to Mr. Ramlall executing a separation and general release. The following table outlines the potential payments that would be made to Mr. Ramlall assuming separation from the Company on December 31, 2012.

Payments and Benefits	Involuntary Termination without Cause ($) (1)
Severance Payment	250,000
Bonus	100,000
Accelerated Vesting of Equity Awards	—
Other Benefits	10,255

(1)	If Mr. Ramlall is involuntary terminated by the Company without cause, then Mr. Ramlall will be entitled to (i) severance pay equal to the amount of twelve months of his then-current base salary, (ii) a payment equaling 100% of his performance level bonus target payout, which equates to 40% of his annual base salary and (iii) reimbursement for the monthly COBRA premiums for up to twelve months.

According to the Ramlall Offer Letter, “without cause” shall mean for any reason other than Mr.  Ramlall’s willful misconduct, fraud or breach of ethics or other published policies of the Company.

Separation Agreement with Kenneth Schwarz

On July 1, 2012 (referred to herein as the “Schwarz Severance Date”), the Company entered into the Separation and Release Agreement, effective July 1, 2012 (the “Schwarz Separation Agreement”), with

Mr. Schwarz. Pursuant to the Schwarz Separation Agreement, Mr. Schwarz was entitled to the following severance payments and benefits: (i) $297,917, less all required tax withholdings, which represented six months of Mr. Schwarz’s current salary, bonus and prorated annual bonus, payable in a lump sum; and (ii) if Mr. Schwarz elected to continue his health insurance under COBRA, the Company would pay the COBRA premiums until the earlier of (a) January 31, 2013 and (b) the date Mr. Schwarz is eligible for health care coverage under a subsequent employer’s plan.

The Schwarz Separation Agreement provided further that 12,602 unvested RSUs granted to Mr. Schwarz vested as of the Schwarz Severance Date, while all other unvested RSUs were forfeited. The Schwarz Separation Agreement also contains customary release, non-disparagement, and confidentiality provisions.

Treatment of Unvested Equity Awards of Our Named Executive Officers (Other than Mr. Aquino) Upon a Change of Control

As described above under “—Employment and Separation Arrangements with Peter D. Aquino,” the Aquino Employment Agreement provided for accelerated vesting of Mr. Aquino’s equity awards in the event of a Change of Control (as defined in the Aquino Employment Agreement). With respect to our other named executive officers, pursuant to the Management Compensation Plan and the applicable agreements governing the awards of unvested RSUs, upon termination of such named executive officers’ service with the Company without Cause or for Good Reason within two years of a Change of Control (as such terms are defined in the Management Compensation Plan), any unvested RSUs immediately vest. The following chart sets forth the amounts to which such named executive officers would be entitled if a Change of Control occurred and such named executive officers were terminated without Cause or terminated their employment for Good Reason as of December 31, 2012, based on such accelerated vesting of unvested RSUs. Such amounts are in addition to the amounts that would be due to the named executive officers as a result of their termination without cause under the applicable employment agreement, which are described in more detail above.

Named Executive Officer (1)	Accelerated Vesting of Equity Awards Upon Termination without Cause or for Good Reason Following a Change of Control ($) (2)
Andrew Day (3)	228,835
James C. Keeley (4)	91,156
Richard Ramlall (5)	165,909
John D. Filipowicz (6)	76,862

(1)	Information is not included for (i) Mr. Schwarz because he left the Company in July 2012 and (ii) Mr. Aquino because the accelerated vesting of his equity awards pursuant to the Aquino Employment Agreement is described above under “—Employment and Separation Arrangements with Peter D. Aquino.”
(2)	Amounts are based on the closing price on December 31, 2012 of our common stock of $10.87 on the NYSE.
(3)	Assumes that Mr. Day’s 11,052 unvested time-vested RSUs and 10,000 unvested performance-vested RSUs, in each case as of December 31, 2012, will fully vest.
(4)	Assumes that Mr. Keeley’s 4,386 unvested time-vested RSUs and 4,000 unvested performance-vested RSUs, in each case as of December 31, 2012, will fully vest.
(5)	Assumes that Mr. Ramlall’s 5,263 unvested time-vested RSUs and 10,000 unvested performance-vested RSUs, in each case as of December 31, 2012, will fully vest.
(6)	Assumes that Mr. Filipowicz’s 3,071 unvested time-vested RSUs and 4,000 unvested performance-vested RSUs, in each case as of December 31, 2012, will fully vest.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2012.

Plan Category	Number of Securities Issued or to be Issued upon Exercise of Outstanding Options and Rights		Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (excluding Securities Reflected in column (a))
Equity compensation plans approved by security holders	1,516,151	(1)	$9.21	483,849
Equity compensation plans not approved by security holders	31,222	(2)	$13.86	55,014

Total	1,547,373		$9.24	538,863

(1)	These amounts represent shares under the Company’s Management Compensation Plan.
(2)	These amounts represent shares under the Arbinet Holdings, Inc. Amended and Restated 1997 Stock Incentive Plan and Arbinet-theexchange, Inc. 2004 Stock Incentive Plan, as amended. On February 28, 2011, PTGi acquired Arbinet Corporation, and all options, stock appreciation rights, restricted stock and restricted stock units issued under these Arbinet plans were converted into PTGi options, stock appreciation rights, restricted stock and restricted stock units.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

We engaged BDO USA, LLP (“BDO”) as our independent registered public accounting firm during the fiscal years ended December 31, 2011 and 2012. The decision to engage BDO during those years was approved by our Audit Committee. In considering the nature of the services provided by BDO, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BDO and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. The Audit Committee has not selected the independent registered public accounting firm to conduct the audit of our books and records for the fiscal year ending December 31, 2013.

We expect one or more representatives of BDO to be at the 2013 Annual Meeting, and that such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

The following table summarizes the aggregate fees paid by us to BDO and its affiliates in 2012 and 2011 (in thousands):

	2012	2011
Audit Fees (1)	$1,229	$1,530

Total	$1,229	$1,530

(1)	Fees for audit services include audit of financial statements, as required by the Sarbanes-Oxley Act of 2002, Section 404, reviews of quarterly financial statements, statutory and regulatory audits, comfort letters, consents and other matters related to SEC filings. Also included are statutory audit fees paid by our subsidiaries.

Pre-Approval Policy

The services performed by BDO in 2012 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform.

On a quarterly basis, the Audit Committee reviews a description of services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories, the status of services and fees incurred year-to-date against the original Service List and pre-approval limits and the forecast of remaining services and fees for the fiscal year.

Services provided by the independent registered public accounting firms during the year and included in the Service List were pre-approved in accordance with the policies and procedures of the Audit Committee. Any requests for audit, audit-related, tax, and other services contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for fiscal year 2012 with the Company’s management, and also has discussed with BDO USA, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received both the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP the independence of BDO USA, LLP from the Company.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements of the Company for fiscal year 2012 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013.

Respectfully submitted,

Mark E. Holliday (Chairman)

Steven D. Scheiwe

Neil S. Subin

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

(PROPOSAL 2)

General Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related rules of the SEC enables stockholders to approve an advisory resolution on our executive compensation, as disclosed in this Proxy Statement. We describe this item as an advisory vote on executive compensation, but it is more commonly known as a “Say on Pay” vote.

In considering their vote, we urge our stockholders to review carefully our compensation policies and decisions regarding our named executive officers as presented in the “Compensation Discussion and Analysis” section beginning on page 18 of this Proxy Statement. As described in that section, we believe that our compensation program has been appropriately designed to meet its objectives. A significant portion of the compensation provided to the named executive officers is based upon the Company’s performance and the performance of our share price, and we believe this compensation structure closely aligns the interests of our named executive officers with the interests of our shareholders.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by our Board. Although non-binding, our Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 2:

“RESOLVED, that the stockholders of the Company hereby approve the compensation paid to PTGi’s named executive officers as disclosed in the Proxy Statement for our 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Board Recommendation

The Board unanimously recommends a vote “FOR” the non-binding approval of our executive compensation.

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY

VOTES ON EXECUTIVE COMPENSATION

(PROPOSAL 3)

General Information

In accordance with the Dodd-Frank Act and the related rules of the SEC, we are requesting our stockholders recommend, in a non-binding vote, whether we should ask our stockholders to approve the compensation of our named executive officers in a non-binding vote (that is, a Say on Pay vote similar to the vote in Proposal 2 above) every one, two or three years. Stockholders may also abstain from voting on this Proposal 3.

After considering the benefits and consequences of each option for the frequency of advisory Say on Pay votes, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate approach for the Company. In formulating this recommendation, the Board considered that an annual advisory vote would allow our stockholders to provide their direct input on our executive compensation most frequently. As an advisory vote, this Proposal 3 is also non-binding on the Company; however, the Compensation Committee values the opinions expressed by stockholders and will certainly give consideration to the frequency option that receives the highest number of shareholder votes.

Board Recommendation

The Board unanimously recommends a vote “FOR” the option of “EVERY ONE YEAR” as the frequency for the advisory vote on executive compensation.

TRANSACTIONS WITH RELATED PERSONS

In accordance with our Guidelines, our Board, in consultation with our Nominating and Governance Committee, will consider and approve any transaction deemed to be a related-person transaction.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

On September 17, 2012, Primus Telecommunications Holding, Inc. consummated the repurchase of $119.0 million in aggregate principal amount of its 10% Senior Secured Notes due 2017 (the “10% Notes”) for a purchase price equal to 109% of the principal amount thereof, plus accrued but unpaid interest to the date of repurchase, in each case pursuant to agreements with certain selling holders of 10% Notes.

Among the sellers of 10% Notes was the Singer Children’s Management Trust, which is the beneficial owner of a portion of the outstanding shares of PTGi common stock. The Singer Children’s Management Trust sold $3.9 million in aggregate principal amount of 10% Notes at a purchase price equal to $4.3 million plus accrued but unpaid interest to the date of repurchase. Other entities associated with the Singer family sold $13.3 million in aggregate principal amount of 10% Notes at a purchase price equal to $14.5 million plus accrued but unpaid interest to the date of repurchase.

Among the sellers of 10% Notes were certain entities affiliated with Morgens, Waterfall, Vintiadis & Company, Inc., which is the beneficial owner of a portion of the outstanding shares of PTGi common stock. Phoenix Partners, L.P. sold $5.3 million in aggregate principal amount of 10% Notes at a purchase price equal to $5.8 million plus accrued but unpaid interest to the date of repurchase. Other entities affiliated with Morgens, Waterfall, Vintiadis & Company, Inc. sold $5.2 million in aggregate principal amount of 10% Notes at a purchase price equal to $5.6 million plus accrued but unpaid interest to the date of repurchase.

Among the sellers of 10% Notes were certain entities affiliated with Canton Holdings, L.L.C., which is the beneficial owner of a portion of the outstanding shares of PTGi common stock. Archer Capital Master Fund, L.P. sold $20.5 million in aggregate principal amount of 10% Notes at a purchase price equal to $22.4 million plus accrued but unpaid interest to the date of repurchase. Other entities affiliated with Canton Holdings, L.L.C. sold $8.9 million in aggregate principal amount of 10% Notes at a purchase price equal to $9.7 million plus accrued but unpaid interest to the date of repurchase.

The terms received by such sellers of 10% Notes were the same as those received by other selling holders of 10% Notes.

Since January 1, 2012, the Company had no reportable related-person transactions other than those described above.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

As of April 15, 2013, the Company had 13,930,745 shares of its common stock outstanding. For purposes of this filing, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein.

The following table sets forth, as of April 15, 2013, certain information as to the beneficial ownership of the Company’s common stock, including shares of common stock as to which a right to acquire beneficial ownership existed (for example, through the exercise of common stock options or warrants that are exercisable as of, and within 60 days from, April 15, 2013) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by: (i) each person or group who is known to the Company to be the beneficial owner of more than five percent of the outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person had, as of April 15, 2013, sole voting power and sole investment power with respect to the Company’s shares, subject to community property laws as applicable.

Name and Business Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Common Stock (1)
Karen Singer, as Trustee to the Singer Children’s Management Trust (2)	1,673,606	12.0%
212 Vaccaro Drive
Cresskill, NJ 07626
Archer Capital Management L.P. and its affiliates or affiliated funds (3)	1,087,417	7.8%
570 Lexington Avenue, 40th Floor
New York, NY 10022
Morgens, Waterfall, Vintiadis & Co., Inc. and its affiliates or affiliated funds (4)	826,240	5.8%
600 Fifth Avenue, 27th Floor
New York, NY 10020
Raptor Capital Management, L.P. and its affiliates or affiliated funds (5)	881,892	6.3%
280 Congress Street, 12th Floor
Boston, MA 02210

Directors and Executive Officers
Peter D. Aquino (6)	487,329	3.5%
James C. Keeley	9,336	*	%
Richard Ramlall	12,559	*	%
Kenneth D. Schwarz	13,033	*	%
Andrew Day (7)	48,700	*	%
John D. Filipowicz	6,386	*	%
Steven D. Scheiwe (8)	42,022	*	%
Robert M. Pons (9)	22,327	*	%
Neil S. Subin (10)	111,022	*	%
Mark E. Holliday (11)	27,980	*	%
All executive officers and directors as a group (10 people) (12)	767,661	5.5%

*	Less than 1% of the outstanding common stock.
(1)	Shares of common stock of which a person has the right to acquire beneficial ownership within 60 days from April 15, 2013 are deemed outstanding for computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	Based upon a Schedule 13D/A filed with the SEC on March 9, 2011.

(3)	The number of shares beneficially owned is based on a Schedule 13G/A filed with the SEC on February 14, 2013 by Archer Capital Management, L.P. (“Archer”), as the investment manager to certain private investment funds (the “Funds”), Canton Holdings, L.L.C. (“Canton”), as the general partner of Archer, and Joshua A. Lobel and Eric J. Edidin, as principals of Canton. Such Schedule 13G/A discloses that the reporting persons have shared voting and dispositive power, and beneficially own, 1,074,581 shares of the Company’s common stock. In addition, such Schedule 13G/A discloses that Mr. Edidin has sole voting and dispositive power with respect to, and beneficially owns, an additional 12,836 shares of the Company’s common stock. Due to Mr. Edidin’s beneficial ownership of an additional 12,836 shares of the Company’s common stock over which he has sole voting and dispositive power, Mr. Edidin may be deemed the beneficial owner of 7.8% of the Company’s outstanding common stock, while the other reporting persons may be deemed the beneficial owners of 7.7% of the Company’s outstanding common stock. All shares reported in such Schedule 13G/A are held directly by the Funds managed by Archer, except that the additional 12,836 shares of the Company’s common stock over which Mr. Edidin has sole voting and dispositive power are held by Mr. Edidin and the Funds directly.
(4)	The number of shares beneficially owned is based on a Schedule 13G/A filed with the SEC on February 6, 2013 by Phaeton International (BVI) Ltd. (“Phaeton”), Phoenix Partners, L.P. (“Phoenix”), Morgens, Waterfall, Vintiadis & Co., Inc. (“Morgens Waterfall”) and Edwin H. Morgens (“Morgens”). Such Schedule 13G/A discloses that the reporting persons have shared voting and dispositive power, and beneficially own, 500,000 shares of the Company’s common stock and 326,240 warrants granting the reporting persons the right to acquire beneficial ownership of an equal amount of shares of the Company’s common stock within 60 days. As set forth in the Schedule 13G/A, 336,048 shares and warrants are beneficially owned by Phaeton, 490,192 shares and warrants are beneficially owned by Phoenix, 826,240 shares and warrants are beneficially owned by Morgens Waterfall and 826,240 shares and warrants are beneficially owned by Morgens. Morgens Waterfall (of which Morgens is a principal) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, in the business of rendering financial services and as such it provides discretionary investment advisory services to Phaeton and Phoenix. In such capacity, Morgens Waterfall has the power to make decisions regarding the disposition of the proceeds from the sale of the foregoing shares of common stock and warrants.
(5)	The number of shares beneficially owned is based on a Schedule 13G/A filed with the SEC on February 14, 2013 by The Raptor Evolution Fund L.P. (the “Partnership”), The Raptor Evolution Fund Offshore L.P. (the “Master Fund”), Raptor Evolution Fund GP LLC, Raptor Capital Management LP, Raptor Capital Management GP LLC, Raptor Group Holdings LP, Raptor Holdco GP LLC, Raptor Capital Management, Inc. and James J. Pallotta. Such Schedule 13G/A discloses that the reporting persons have shared voting and dispositive power, and beneficially own, 881,892 shares of the Company’s common stock, which are held directly by the Partnership or the Master Fund or for the benefit of a third party in a separately managed account. While the business address of the reporting persons above other than the Master Fund is as listed, the business address of the Master Fund is Citco Fund Services (Curacao) N.V., P.O. Box 4774, Kaya Flamboyan 9, Curacao, Netherlands Antilles.
(6)	Includes 13,724 vested stock options.
(7)	Includes 20,209 vested stock options.
(8)	Includes 27,447 vested stock options, 4,575 stock options that vest within 60 days of April 15, 2013 and 2,500 RSUs that vest within 60 days of April 15, 2013.
(9)	Includes 12,960 vested stock options, 4,575 stock options that vest within 60 days of April 15, 2013 and 2,500 RSUs that vest within 60 days of April 15, 2013.
(10)	Includes 27,447 vested stock options, 4,575 stock options that vest within 60 days of April 15, 2013 and 2,500 RSUs that vest within 60 days of April 15, 2013.
(11)	Includes 16,011 vested stock options, 5,719 stock options that vest within 60 days of April 15, 2013 and 3,125 RSUs that vest within 60 days of April 15, 2013.
(12)	Includes 19,444 stock options that vest within 60 days of April 15, 2013, 10,625 RSUs that vest within 60 days of April 15, 2013 and 117,798 vested stock options. Excludes shares owned by Kenneth D. Schwarz, who was not an executive officer of the Company as of April 15, 2013.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% stockholders are required under the Exchange Act to file with the SEC reports of ownership and changes in ownership in their holdings in our stock. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all filings required to be made by the Company’s Section  16(a) reporting persons during fiscal year 2012 were made on a timely basis.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for notices of Internet availability of proxy materials, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single notice of Internet availability of proxy materials or, if applicable, proxy statement and annual report to those stockholders. Each stockholder will continue to receive a separate proxy card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be householding our proxy materials. A single Notice or, if applicable, Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon written or oral request a separate copy of the Notice or, if applicable, the Proxy Statement to any stockholder at a shared address to which a single copy of any of those documents was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate notice of Internet availability of proxy materials, proxy statement or annual report, as applicable, please notify your broker or direct your request to the Corporate Secretary of the Company, Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, or by phone at (703) 902-2800.

Stockholders who currently receive multiple copies of the notice of Internet availability of proxy materials, proxy statement or annual report, as applicable, at their address and would like to request householding of their communications should contact their broker.

Stockholder Proposals

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. Any proposal that an eligible stockholder desires to have presented at the 2014 Annual Meeting of Stockholders concerning a proper subject for inclusion in the Proxy Statement and for consideration at the 2014 Annual Meeting of Stockholders, will be included in the Company’s Proxy Statement and related proxy card if it is received by the Corporate Secretary of the Company at the Company’s principal executive offices, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102 no later than January 1, 2014. However, if the date of the 2014 Annual Meeting is changed by more than 30 days from the date of the 2013 Annual Meeting, then the deadline will be a reasonable time before we print and mail our proxy materials. For stockholder proposals to be considered for presentation at the 2014 Annual Meeting of Stockholders although not required to be included in our proxy materials, the deadline for receipt by the Corporate Secretary is no later than March 17, 2014. If a stockholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2014 Annual Meeting of Stockholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these requirements.

Stockholders may submit written recommendations of director candidates by submitting such recommendation, including the candidate’s name and contact information and a statement of the candidate’s background and qualifications, to Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, Attention: Corporate Secretary. Such recommendation must be received by the Corporate Secretary no later than March 1, 2014.

Copies of the Notice, the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2012, which includes our financial statements and provides additional information about us, are available to stockholders of record and entitled to vote at the 2013 Annual Meeting and to notice thereof at https://www.proxyvote.com. Such documents can also be found on the Company’s website, www.ptgi.com, under “Investor Relations—Proxy Materials.” Each person whose proxy is being solicited and who represents that, as of the record date for the 2013 Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at such meeting may obtain additional printed copies of our Annual Report on Form 10-K for the year ended December 31, 2012, including our financial statements, free of charge, from us by sending a written request to Investor Relations, Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22201. Exhibits will be provided upon written request.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED 7901 JONES BRANCH DR., SUITE 900 MCLEAN, VA 22102-4302 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, June 11, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving a future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, June 11, 2013. Have your proxy card in hand when you ca and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M59066-P38987 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VA ID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED The Board of Directors recommends you vote FOR the election of a of the nominees listed in Proposal 1, FOR Proposal 2 and FOR “every one year” on Proposal 3. For A Withhold A Except For A To withhold authority to vote for any individual nominee(s), mark “For A Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) Mark E. Holiday 02) Robert M. Pons 03) Steven D. Scheiwe 04) Nei S. Subin 2. To approve, by non-binding vote, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K (a so known as a “Say on Pay” vote). For Against Abstain 3. An advisory vote on whether the Say on Pay vote should be he d every one, two or three years. 1 Year 2 Years 3 Years Abstain NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Please sign exact y as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. A holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED Proxy Solicited on Behalf of the Board of Directors June 12, 2013 10:00 AM The undersigned stockholder of PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED (“Page”) hereby revokes a previous proxies and appoints James C. Kelley and John D. Filipowicz, and each of them, either of whom may act without joinder of the other, with fu power of substitution and resubstitution, as the true and lawful attorneys-in-fact, agents and proxy holders of the undersigned, and hereby authorizes each of them to represent and vote, as specie herein, a of the shares of common stock of PTGi held of record by the undersigned at the close of business on April 15, 2013, at the Annual Meeting of Stockholders of PTGi to be held on June 12, 2013 at 10:00 a.m. Eastern Day light Saving Time, at the Ritz Car ton Tysons Corner located at 1700 Tysons Boulevard, McLean, VA 22102 and any adjournments or postponements thereof. THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WI BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WI BE VOTED “FOR” A OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSAL 2 AND FOR “EVERY ONE YEAR” ON PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH AND AS DESCRIBED IN THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING. Continued and to be signed on reverse side